SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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SUN HEALTHCARE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sun Healthcare Group, Inc.

April 23, 2010

Dear Stockholder:

     On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2010 Annual Meeting of Stockholders of Sun Healthcare Group, Inc.  The meeting will be held on Thursday, June 17, 2010 at our executive offices at 18831 Von Karman, Suite 400, Irvine, California 92612 at 9:00 a.m., local time.

     The business to be conducted at the meeting is outlined in the attached Notice of Annual Meeting and Proxy Statement.

     Whether or not you plan to attend the Annual Meeting in person, your shares should be represented and voted at the Annual Meeting.  You may submit your proxy or voting instructions over the Internet or, if you requested and received a paper copy of the proxy materials, you may submit your proxy by telephone or by completing, signing, dating and returning the proxy or voting instruction card enclosed with the proxy materials you received.  We urge you to promptly submit your proxy or voting instructions in order to ensure your representation and the presence of a quorum at the Annual Meeting. If you later decide to attend the Annual Meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.

     We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Richard K. Matros

Richard K. Matros
Chairman of the Board
and Chief Executive Officer

SUN HEALTHCARE GROUP, INC.
18831 Von Karman, Suite 400
Irvine, California 92612
________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2010
________________________________

To the Stockholders of Sun Healthcare Group, Inc.:

     The 2010 Annual Meeting of Stockholders of Sun Healthcare Group, Inc., a Delaware corporation, will be held on Thursday, June 17, 2010 at our executive offices at 18831 Von Karman, Suite 400, Irvine, California 92612 at 9:00 a.m., local time, to consider and vote on the following matters described in the attached proxy statement:

1.	To elect the eight (8) persons named in the attached proxy statement to the Board of Directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 19, 2010 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.  All stockholders are cordially invited to attend the Annual Meeting in person.  Whether or not you plan to attend the Annual Meeting, you are urged to promptly submit your proxy or voting instructions.  If you attend the Annual Meeting and wish to vote your own shares in person, you may withdraw your proxy at that time.

For the Board of Directors,

/s/ Michael T. Berg

Michael T. Berg
Secretary

April 23, 2010

SUN HEALTHCARE GROUP, INC.
18831 Von Karman, Suite 400
Irvine, California 92612
______________

PROXY STATEMENT
______________

Introduction

     This Proxy Statement is furnished by the Board of Directors of Sun Healthcare Group, Inc., a Delaware corporation, in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 17, 2010 at our executive offices at 18831 Von Karman, Suite 400, Irvine, California 92612 at 9:00 a.m., local time, and at any and all adjournments or postponements thereof. Throughout this Proxy Statement, we sometimes refer to Sun Healthcare, Inc. as “Sun,” the “Company,” “we” or “us.”  The proxy materials for the Annual Meeting are first being mailed or made available to Sun’s stockholders on or about April 30, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 17, 2010:  This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2009 (the “2009 Annual Report”) are available at www.sunh.com/proxy.

    In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish proxy materials over the Internet.  As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) instead of a paper copy of this Proxy Statement and our 2009 Annual Report.  The Notice of Internet Availability contains instructions on how stockholders can access those documents over the Internet and submit a proxy or voting instructions to vote their shares at the Annual Meeting.  The Notice of Internet Availability also contains instructions on how stockholders can receive a paper copy of our proxy materials, including this Proxy Statement, our 2009 Annual Report and a proxy card or voting instruction card.  We will mail to all stockholders to whom we do not send a Notice of Internet Availability a paper copy of the proxy materials.  We believe this process will expedite stockholders’ receipt of proxy materials, lower the cost of our Annual Meeting and conserve natural resources.

Proxy Procedures

     If your shares are registered directly in your name, you are considered the “stockholder of record” with respect to those shares and the proxy materials are being sent to you by Sun.  As the stockholder of record, you have the right to submit a proxy to authorize the voting of your shares at the Annual Meeting or attend and vote at the Annual Meeting in person.  Your proxy can be submitted over the Internet by following the instructions provided in the Notice of Internet Availability or on the separate proxy card if you received a paper copy of the proxy materials.  In addition, if you received a paper copy of the proxy materials, you may also submit your proxy by telephone by following the instructions provided on the separate proxy card enclosed with the proxy materials or by completing, signing, dating and returning the separate proxy card in the postage pre-paid envelope.  The persons named to serve as proxy holders were selected by our Board of Directors.  If a proxy is properly submitted before the Annual Meeting, and not revoked, all shares represented thereby will be voted at the Annual Meeting, including any postponements or adjournments thereof.  If a proxy specifies the manner in which shares are to be voted, the shares will be voted in accordance with such specifications.  If a proxy is properly submitted and no such specification is made, such shares will be voted as recommended in this Proxy Statement by the Board of Directors.  As to any other business that may properly come before the Annual Meeting, the proxy holders will vote the shares in accordance with their best judgment.  Sun does not presently know of any other business to come before the meeting.

     Submission of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of Sun an instrument revoking it, properly submitting another proxy on a later date prior to the Annual Meeting, or by attending the meeting and voting in person. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

     If your shares of Sun’s common stock are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and your broker, bank or other nominee is forwarding these proxy materials to you together with voting instructions.  As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote your shares and are also entitled to attend the Annual Meeting; however, you may not vote your shares in person at the meeting unless you obtain from the broker, bank or nominee that holds your shares a “legal proxy” giving you the right to vote the shares in person at the meeting.  As a beneficial owner, you may submit your voting instructions over the Internet by following the instructions provided in the Notice of Internet Availability or on the separate voting instruction card you received from your broker, bank or nominee.  If you received a paper copy of the proxy materials, you may also be able to submit your voting instructions by telephone or by mail.  Please refer to the voting instructions provided by your broker, bank or nominee.  If you have already submitted voting instructions and wish to change your vote, you may do so by submitting new voting instructions to your broker, bank or nominee prior to the Annual Meeting or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting, by attending the meeting and voting in person.

     Sun will pay the cost of solicitation of proxies.  In addition, Sun may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for expenses incurred in forwarding solicitation materials to the beneficial holders of stock held of record by such persons.  Although it is contemplated that proxies will be solicited primarily through the mail, Sun may use its directors, officers and employees, without additional compensation, to conduct solicitation by telephone, facsimile and other means.  Sun has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the Annual Meeting, for which services it will be paid a fee of $20,000 plus out–of-pocket expenses.

Outstanding Shares and Voting Rights

     At the close of business on April 19, 2010, there were outstanding 43,861,548 shares of Sun’s common stock, par value $.01 per share.  Only the holders of common stock on April 19, 2010, the record date for stockholders entitled to notice of and to vote at the Annual Meeting, are entitled to vote at the Annual Meeting.  Each share of common stock is entitled to one vote on each matter to be voted upon.  The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes” (defined below) will be counted as present for quorum purposes.

     The person appointed by Sun to act as election inspector for the Annual Meeting will count votes cast by proxy or in person at the Annual Meeting.  The election inspector will treat shares represented by proxies that reflect abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker submits a proxy on some matters but not on others because the beneficial owner of the shares did not provide voting instructions on the other matter and the broker does not have discretionary power to vote on that matter.  Beginning this year, brokers will not have discretionary power to vote shares held on behalf of a beneficial owner on the proposal to elect eight nominees to the Board of Directors, although brokers will have discretionary power to vote shares held by beneficial owners on the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm.  Accordingly, if your shares are held in a brokerage account and you do not submit voting instructions to your broker, your shares may constitute broker non-votes with respect to the election of directors,

     Once a quorum has been established, directors are elected by a majority of the votes cast with respect to such director, unless the number of nominees exceeds the number of directors to be elected (in which case directors shall be elected by a plurality of the votes cast). A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by Sun’s Bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by stockholders and the Board accepts the resignation. If a director is not elected, the Nominating and Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind the decision if it rejects the resignation, within 90 days after the election results are certified.  For the election of directors, shares voting “abstain” with respect to a director and broker non-votes do not constitute votes “for” or “against” the director and thus are not counted for purposes of calculating whether the director has been elected.

    In order to approve Proposal 2 to ratify the appointment of Sun’s independent registered public accounting firm, holders of a majority of the shares of common stock represented at the Annual Meeting, either in person or by proxy, and entitled to vote on the proposal must vote in favor of the proposal.  Abstentions with respect to Proposal 2 will be treated as represented and entitled to vote on the proposal and will have the effect of votes “against” that proposal.  Proposal 2 is considered routine and may be voted upon by your broker if you do not submit voting instructions.

PROPOSAL ONE

ELECTION OF DIRECTORS
Board of Directors

     The Board of Directors currently is comprised of eight members.  Upon recommendation by the Nominating and Governance Committee, the Board of Directors has nominated for election at the 2010 Annual Meeting Gregory S. Anderson, Tony M. Astorga, Christian K. Bement, Michael J. Foster, Barbara B. Kennelly, Steven M. Looney, Richard K. Matros, and Milton J. Walters, all of whom are currently serving on the Board of Directors.  Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected.  There are no family relationships among any directors, executive officers or nominees.  Each of the directors who are elected will serve until the 2011 Annual Meeting and until his or her successor, if any, is elected and qualified.

     The Board of Directors knows of no reason why any nominee may be unable to serve as a director.  If any nominee is unable to serve at the time the election occurs, the shares represented by all valid proxies received may be voted for a substitute nominee designated by the Board or the Board may reduce the number of directors.  If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, any vacancy so arising may be filled by the Board.  A director appointed by the Board to fill a vacancy shall serve for the remainder of the full term of the director as to whom the vacancy occurred or for the term as to which the new directorship was created.

     The Board of Directors has determined that none of the current non-employee directors has a relationship which, in the opinion of the Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as director. Accordingly, the Board of Directors has determined that each of Messrs. Anderson, Astorga, Bement, Foster, Looney and Walters and Mrs. Kennelly is “independent” under the applicable Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”).

     Board Composition.  Among the characteristics and qualifications that we seek in our directors, we believe that our directors should be of high character and integrity, be accomplished in their respective fields, have relevant expertise and experience and collectively represent a diversity of age, background and experience.  Below we identify and describe the key experience, qualifications and skills our directors bring to the Board that are important in light of our businesses and structure.  The directors’ specific experiences, qualifications and skills that the Nominating and Governance Committee considered in recommending their re-nomination are included in their individual biographies below.  The ages of the directors are as of the date of the Annual Meeting.

▪
Leadership experience.  We believe that directors with experience in a significant leadership position, such as Chief Executive Officer, provide us with special insights. These individuals generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

▪
Finance experience.  We believe that an understanding of finance and financial reporting processes is important for our directors and therefore we seek directors who are financially knowledgeable. The Company measures its operating and strategic performance primarily by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to our success.

▪
Industry experience. We seek to have directors with experience as executives, directors or in other leadership positions in the industries in which we operate. We believe that such experience is important to the director’s understanding of our operations, risks and opportunities.

▪
Public company experience.  We believe that directors with experience as executives or directors in publicly owned corporations, including as members of the key standing board committees of those corporations, will be more familiar with the securities laws and other issues faced by public companies that do not affect privately owned corporations.

▪
Other experience.  We seek directors who bring diverse, yet relevant experience to the Board.  For example, directors with experience in governmental affairs, human resources and information technology can provide unique insights to the other directors and management.

Gregory S. Anderson, age 53, has served as a member of our Board of Directors since 2001.  Mr. Anderson has served as Chief Executive Officer of Legacy Senior Housing and Development Company, a developer and owner of senior residential facilities in Arizona, since 2008. He served as President and Chief Executive Officer of Bank of Arizona, NA from 2004 until 2007. He served as President and Chief Executive Officer of Quality Care Solutions, Inc., a publicly held provider of software and services for the healthcare industry, from 1998 to 2002. Prior to 1998, Mr. Anderson was in the venture capital business. From 1993 to 1998 he was President of Anderson & Wells Co., the venture capital manager of Sundance Venture Partners and El Dorado Investment Co. Mr. Anderson has served on the board of directors, and the audit committee of the board of directors, of Hawaiian Holdings, Inc., a publicly held owner of Hawaiian Airlines, since 2002, and has been chairman of the audit committee since 2007.

Director Qualifications:
▪	Industry experience – former chief executive officer of a company that develops and operates senior residential facilities;
▪	Public company experience – current director of a publicly held company and current chairman of the audit committee of a publicly held company; and
▪	Finance experience – former executive of venture capital provider.

Tony M. Astorga, age 64, has served as a member of our Board of Directors since 2004. Since 1988, he has served as the Senior Vice President and Chief Financial Officer, and since 2009 as Senior Vice President and Chief Business Development Officer, of Blue Cross and Blue Shield of Arizona, a health insurance company. From 1976 to 1987 he was a partner in the firm of Astorga, Maurseth & Co., P.C., a certified public accounting firm. Mr. Astorga previously served on the board of directors of Regency Health Services, Inc., which at the time he served as a director was a publicly held long-term care operator.

Director Qualifications:
▪	Industry experience – chief financial officer of a health insurance company and former director of a long term care company; and
▪	Finance experience – chief financial officer of a health insurance company and former partner of a certified public accounting firm.

Christian K. Bement, age 68, has served as a member of our Board of Directors since 2004. From 1997 until 2009, he was a director, and from 2004 until 2009, was Chairman of the Board of Directors, of Earl Scheib, Inc., a publicly held chain of auto paint shops.  He served as the President and Chief Executive Officer of that company from 1997 until 2009, and as Executive Vice President and Chief Operating Officer from 1995 until 1997.  He previously served on the board of directors and as an officer of Thrifty Corporation, an operator of drug stores and sporting goods stores with in excess of 30,000 employees, as Executive Vice President from 1990 to 1994 and as Senior Vice President of Industrial Relations from 1985 to 1990. He was one of the founders and served on the board of directors of 1st Century Bancshares, Inc. located in Century City, California from 2003 to 2008, and chaired the Audit Committee for that institution.  He also is a founder and director of Drive Wire.com, an automobile parts internet retailer.  Mr. Bement in 2009 completed a Director Education and Certification course at the UCLA Anderson School of Management.

        Director Qualifications:
▪	Leadership experience – former chief executive officer;
▪	Public company experience – former chief executive officer and director of public company;
▪	Finance experience – founding investor and former chairman of the audit committee of a financial institution; and
▪	Other experience in human resources and risk management as a senior vice president of industrial relations of a large company.

Michael J. Foster, age 57, has served as a member of our Board of Directors since 2005. Mr. Foster is a managing director of RFE Management Corp. of New Canaan, Connecticut, where he has been employed since 1989. RFE Management Corp. is the investment manager for RFE Investment Partners V, L.P., RFE Investment Partners VI, L.P and RFE Investment Partners VII L.P. (collectively referred to as “RFE”) and other private equity investment funds. Mr. Foster was a director of several publicly held health care companies five or more years ago, including Res-Care., Inc., a provider of residential, therapeutic and educational support to people with developmental or other disabilities, from 2001 to 2005.  Mr. Foster is also, and has been previously, a director of several privately held portfolio companies of RFE, including Peak Medical Corporation, an operator of long-term care inpatient centers, from 1998 to 2005.

        Director Qualifications:
▪	Industry experience – former director of a long-term care company;

▪	Public company experience – former director of a public companies; and
▪	Other experience as director of multiple privately held companies.

Barbara B. Kennelly, age 73, has served as a member of our Board of Directors since 2005. She has served as President and Chief Executive Officer of the National Committee to Preserve Social Security and Medicare since 2002 and on the Social Security Advisory Board since 2005. Mrs. Kennelly served as a lobbyist within the federal policy practice group of the law firm of Baker & Hostetler LLP from 2000 to 2001, and served as Counselor to the Commissioner at the Social Security Administration from 1999 to 2000. Mrs. Kennelly served as a Representative from the State of Connecticut in the United States Congress from 1982 to 1999, during which time she was (i) the first woman elected to serve as the Vice Chair of the House Democratic Caucus, (ii) the first woman to serve on the House Committee on Intelligence and to chair one of its subcommittees, (iii) the first woman to serve as Chief Majority Whip, (iv) the third woman in history to serve on the Ways and Means Committee, and (v) the ranking member of the Subcommittee on Social Security during the 105th Congress. Prior to her election to Congress, Mrs. Kennelly was Secretary of the State of  the State of Connecticut and a member of the Hartford Court of Common Council. She currently serves on numerous Boards and Commissions, including the Social Security Advisory Board.

        Director Qualifications:
▪
Industry experience – member of a board that advises branches of the federal government regarding, and member of the board of a nonpartisan advocacy group for rights under, Social Security and Medicare;

▪	Leadership experience – former Representative in the United States Congress and Chief Majority Whip; and
▪	Other experience as a member of, and leader in, Congress and as a state and local governmental official.

Steven M. Looney, age 61, has served as a member of our Board of Directors since 2004. He has served as a consultant, independent director and advisor since 2005. He was the Chief Financial Officer of Pinkerton Computer Consultants Inc., an information technology firm, from 2000 to January 2005. Mr. Looney has served as a director of WH Industries Inc., a privately held precision metal parts manufacturing company, since 1992 and as Chief Financial Officer of that firm from 1992 through 1999. From 1990 to 1997, he served as a director of Computers at Work Ltd, a hand-held computer consulting firm. Mr. Looney currently serves as a director, and on the audit committee, of GSC Investment Corp., a publicly held business development company.

        Director Qualifications:
▪	Finance experience - former chief financial officer;
▪	Public company experience – current director and audit committee member of a publicly held company; and
▪	Other experience in information technology.

Richard K. Matros, age 56, has been our Chairman of the Board and Chief Executive Officer since 2001. Mr. Matros served as Chief Executive Officer and President of Bright Now! Dental from 1998 to 2000. He served Regency Health Services, Inc., a publicly held long-term care operator, as Chief Executive Officer from 1995 to 1997, as President and a director from 1994 to 1997, and as Chief Operating Officer from 1994 to 1995. He served Care Enterprises, Inc. as Chief Executive Officer during 1994, as President, Chief Operating Officer and a director from 1991 to 1994, and as Executive Vice President—Operations from 1988 to 1991. Mr. Matros currently serves on the Executive Committee of the Alliance for Quality Nursing Home Care, a Washington, D.C. based advocacy group for the long term healthcare industry. Mr. Matros has served on the board of directors of Bright Now! Dental since 1998 and as a member of the Advisory Committee of Aviv Asset Management, LLC since 2009.

        Director Qualifications:
▪	Industry experience – executive of long-term care companies for over 20 years and experience in long-term care companies for 35 years; and
▪	Public company experience – former and current chief executive officer of publicly held companies; and
▪	Leadership experience - former and current chief executive officer.

Milton J. Walters, age 68, has served as a member of our Board of Directors since 2001. Mr. Walters has served with investment banking companies for over 40 years, including: President of Tri-River Capital since 1999; Managing Director of Prudential Securities from 1997 to 1999; Senior Vice President and Managing Director of Smith Barney from 1984 to 1988, where he was in charge of the financial institutions group; and Managing Director of Warburg Paribas Becker from 1965 to 1984, where he was in charge of the financial institutions group. He has served on the board of directors of Decision One Corporation, a privately held information technology services company, since 2003 and is currently the chairman of its audit committee, and on the board of directors and audit committee of Fredericks of Hollywood Group, Inc., a publicly held company that designs, manufactures and sells women’s clothing, since 2008.

        Director Qualifications:
▪	Public company experience – current director and member of an audit committee of a public company;
▪	Leadership experience – current president and former managing director of investment banking companies; and
▪	Finance experience – current audit committee chairman of private company and extensive experience from 40 years of investment banking positions.

Recommendation of the Board of Directors

     The Board of Directors recommends that you vote “FOR” the election of each nominee for director as proposed.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     Board of Directors.  During 2009, the Board of Directors held six meetings and took action by written consent in lieu of a meeting once.  To assist in the discharge of its responsibilities, the Board of Directors maintained five standing committees during 2009:  Audit, Compensation, Nominating and Governance, Compliance, and Executive.  The Corporate Governance Guidelines and the written charters under which each of the committees operate are available for viewing on Sun’s web site at www.sunh.com by clicking on “Governance” and then “Guidelines.”  The members of these standing committees are appointed by the Board of Directors and serve at the pleasure of the Board.  None of the directors attended fewer than 75% of the total meetings of the Board of Directors and committees on which he or she served during 2009.  Sun encourages its directors to attend its annual meetings, and each of our directors attended the 2009 Annual Meeting of Stockholders.

Leadership Structure.  The Board has concluded that having our Chief Executive Officer serve as Chairman of the Board, in concert with an independent director serving as Lead Independent Director, is in the best interests of stockholders and is the most effective structure for our leadership.

Richard K. Matros, our Chairman and Chief Executive Officer, has provided effective leadership in these capacities since he joined us in 2001.  The Board believes that our Chief Executive Officer is best suited to serve as Chairman because he is the director most familiar with our Company and industry sector, and most capable of identifying strategic priorities.  In the Board’s view, combining the roles of Chairman and Chief Executive Officer facilitates the flow of information between management and the Board, and helps assure that the strategies adopted by the Board will be best positioned for execution by management.

To promote the independence of the Board and demonstrate our commitment to strong corporate governance, the Board annually designates an independent, non-employee director as Lead Independent Director.  Gregory S. Anderson has served as our Lead Independent Director since 2008.  The duties of the Lead Independent Director include chairing all meetings of the independent directors when they meet in executive session and chairing all meetings of the full Board in the absence of the Chairman; representing the Board in meetings with third parties, as appropriate; and working with the Chairman to finalize information provided to the Board, meeting agendas and meeting schedules, including for the annual strategic planning session.  The Lead Independent Director also sets the agenda for the meetings held in executive session, and discusses issues that arise from these meetings with the Chief Executive Officer.  The non-employee members of the Board meet in executive session during each regularly scheduled Board meeting, and during special meetings of the Board as appropriate.

       Risk Oversight.  One of the principal functions of our Board of Directors is to provide oversight concerning the Company’s assessment and management of risks relating to our business operations.  The Board of Directors discusses and takes appropriate action in connection with material acquisitions, financings, other major strategic undertakings and other matters that may involve material risk to the Company.  Members of management provide regular reports to our Board for discussion regarding business operations and strategic planning, personnel matters and benefit plans, financial planning and budgeting, material litigation, and succession issues, including any material risks to the Company relating to such matters.  In considering and acting upon such matters, the Board sets the tone with respect to the Company’s overall risk tolerance.  Given the nature of the risks that our business engenders, much of the Board’s oversight function is conducted through committees of the Board (these committees are further described below).  At each regular meeting of the Board of Directors, the chairmen of the committees report to the full Board regarding the matters reported and discussed at committee meetings, including, as applicable, the Company’s risk exposures and risk management policies with respect to such matters.  The Board also periodically meets separately with our Chief Executive Officer regarding such matters.

•
The Audit Committee is responsible for periodically discussing our policies for the assessment and management of risks to the Company that could materially and adversely impact our financial position or operating results, or the financial reporting of the same, with management and the Company’s internal auditors and independent accountants, as well as the Company’s plans to monitor, control and minimize risks pursuant to such policies. The Audit Committee is also responsible for primary risk oversight relating to our financial reporting, accounting and internal controls, and oversees risks relating to insurance matters (including our self-insurance programs), general and professional liability and workers’ compensation.  Our Chief Financial Officer, Senior Vice President of Internal Audit, Chief Risk Officer and outside accountants periodically meet with and/or report to the Audit Committee at its meetings, and the Audit Committee regularly meets separately with the Chief Financial Officer, the Senior Vice President of Internal Audit and our outside accountants.

•
The Compliance Committee oversees our compliance with, and the Company’s assessment and management of risks related to, the complex federal and state healthcare regulations that govern our business practices.  Compliance with our Code of Conduct is also reported to the Compliance Committee.  Our Chief Compliance Officer and the Chief Operating Officer and the Senior Vice President- Clinical Operations of our subsidiary that operates inpatient care centers attend meetings of this committee when it is not in executive session and make regular reports at those meetings.

•	The Nominating and Governance Committee is responsible for governance issues, and oversees the Company’s assessment and management of risks and issues related to our governance structure.

•
The Compensation Committee oversees, among other things, the Company’s assessment and management of risks related to compensation of our senior executives, and all matters relating to our 2009 Performance Incentive Plan, including the granting of equity-based awards.

•
Our Chief Executive Officer, General Counsel and Secretary regularly attend meetings of these committees when they are not in executive session, and often report on matters that are not addressed by other officers.  In addition, our directors are encouraged to, and do, communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

     Audit Committee.  As more fully described in its charter, the Audit Committee oversees Sun’s accounting and financial reporting processes. The Audit Committee held eight meetings during 2009.  The Audit Committee is currently comprised of Mr. Walters (Chair), Mr. Anderson, Mr. Astorga, Mr. Bement and Mr. Foster.  The Board has determined that each member of the Audit Committee is “independent” under the rules of NASDAQ and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Board has designated one member of the Audit Committee, Mr. Walters, as an audit committee financial expert, as defined by the SEC.  Mr. Walters’ biography is set forth above.

     Compensation Committee. As more fully described in its charter, the Compensation Committee determines the compensation of Sun’s Chief Executive Officer and other senior officers, including salaries, bonuses, grants of stock options and other forms of equity-based compensation, approves all employment and severance agreements for senior officers, approves significant changes to benefit plans, and performs such other functions as the Board may direct.  The Compensation Committee also administers Sun’s stock incentive plans and makes recommendations to the Board concerning the compensation of the directors.  The Compensation Committee is currently comprised of Mr. Walters (Chair), Mr. Looney and Mr. Bement.  The Board has determined that each member of the Compensation Committee is independent under the rules of NASDAQ.  In 2009, the Compensation Committee held nine meetings.

     The Compensation Committee takes into account recommendations of Mr. Matros, Sun’s Chief Executive Officer, in determining the compensation (including stock awards) of senior officers other than the Chief Executive Officer.  Otherwise, our officers do not have any role in determining the form or amount of compensation paid to our Named Executive Officers (as listed below in the Summary Compensation Table on page 29).  In addition, the Compensation Committee retains the power to appoint and delegate matters to a subcommittee but any such subcommittee does not have final decision-making authority on behalf of the Committee.  The Compensation Committee has no current intention to appoint or delegate any matters to a subcommittee.

     The Compensation Committee meets as necessary to formulate its compensation decisions.  Such meetings may include one or more of Sun’s senior officers or consultants retained by the Compensation Committee.  As further described in the Compensation Discussion and Analysis below, for purposes of 2009 compensation, the Compensation Committee employed an independent compensation consultant, Frederic W. Cook & Co., Inc. (“FWC”), to conduct a review of industry and sector trends in executive compensation and to assist the Committee’s deliberations concerning 2009 compensation.  FWC’s services for Sun during 2009 were limited to its engagement by the Compensation Committee, and FWC received no compensation from Sun other than by reason of such engagement.

      Nominating and Governance Committee.  As more fully described in its charter, the Nominating and Governance Committee recommends to the Board nominees for election to the Board at annual meetings of stockholders and develops and recommends to the Board a set of corporate governance principles for Sun.  The Nominating and Governance Committee is currently comprised of Mr. Bement (Chair), Mr. Astorga and Mrs. Kennelly.  The Board has determined that each member of the Nominating and Governance Committee is independent under the rules of NASDAQ. In 2009, the Nominating and Governance Committee held three meetings.

     Criteria the Committee uses in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of independence required by NASDAQ and the rules and regulations of the SEC.  As set forth in Sun’s Corporate Governance Guidelines, the Nominating and Governance Committee seeks to elect directors who:  (i) are of high character and integrity; (ii) are accomplished in their respective fields; (iii) have relevant expertise and experience, and are able to offer advice and guidance to management based on that expertise and experience; (iv) have sufficient time available to devote to Sun’s affairs; (v) will represent the long-term interests of Sun’s stockholders as a whole; and (vi) are not age 80 or older at the time of election.  In addition, while the Board does not have a formal policy for the consideration of diversity in identifying nominees for director, as provided in Sun’s Corporate Governance Guidelines, the Nominating and Governance Committee also seeks to elect directors that will collectively represent a diversity of age, background and experience represented on the Board.

     The Nominating and Governance Committee will consider written recommendations from stockholders (including beneficial stockholders) for candidates to be considered for election to the Board of Directors.  Recommendations may be submitted by delivering a written notice to Michael T. Berg, Secretary, 18831 Von Karman, Suite 400, Irvine, California 92612, that includes the following information:  (i) all information required to be provided with respect to a nominee for director as set forth in Section 1.12 of Article I of Sun’s Bylaws, (ii) a statement of the proposed director candidate’s qualifications, taking into account the principles used by the Nominating and Governance Committee in evaluating possible candidates as described above, (iii) a statement detailing any relationship between the proposed director candidate and any customer, supplier or competitor of Sun, (iv) detailed information about any relationship or understanding between the recommending stockholder and the director candidate, and (v) such additional information as may be required by the Nominating and Governance Committee to determine the eligibility of the director candidate to serve as a member of our Board of Directors.

     Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability.  The Nominating and Governance Committee will review the qualifications and backgrounds of directors and candidates for nomination to the Board (without regard to whether a director candidate has been recommended by a stockholder), as well as the overall composition of the Board, and recommend the slate of directors to be nominated for election at the next annual meeting of stockholders.  The Nominating and Governance Committee does not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees

     Compliance Committee.  As more fully described in its charter, the Compliance Committee assists the Board in ensuring the ongoing commitment of Sun to compliance with applicable laws, regulations, professional standards, industry guidelines and Sun’s policies and procedures.  In 2009, the Compliance Committee held four meetings.  The Compliance Committee is currently comprised of Mr. Anderson (Chair), Mr. Astorga, Mr. Bement, Ms. Kennelly and Mr. Looney.

     Executive Committee.  As more fully described in its charter, the Executive Committee assists the Board in fulfilling its responsibilities in an efficient and timely manner during the interval between regular meetings of the full Board.  In performing this role, the Executive Committee is empowered to exercise all powers and authority of the Board if Board action is needed during the interval between meetings of the Board, provided that the Executive Committee may not take any action which (i) would require the approval of Sun’s stockholders, (ii) would be in contravention of the powers that a committee may exercise pursuant to the Delaware General Corporation Law, (iii) pertains to the specific duties or responsibilities of the Audit Committee, the Compensation Committee, Compliance Committee or the Nominating and Governance Committee, or (iv) is in contravention of specific directions given by the full Board.  The Executive Committee did not meet or take action by written consent in lieu of a meeting during 2009.   The Executive Committee is currently comprised of Mr. Anderson (Chair), Mr. Foster and Mr. Matros.

Additional Corporate Governance Matters

     Stockholders may send written communications to Sun’s Board of Directors or to specified individual directors on the Board, c/o Sun’s Secretary at 18831 Von Karman, Suite 400, Irvine, California 92612.  All mail received will be opened and communications that relate to matters that are within the scope of the responsibilities of the Board, other than solicitations, junk mail and frivolous or inappropriate communications, will be forwarded to the Chairman of the Board of Directors or any specified individual director, as applicable.  If the correspondence is addressed to the Board, the Chairman will distribute it to the other Board members if he determines it is appropriate for the Board to review.

Executive Officers

     Executive officers are appointed annually by the Board of Directors. There are no family relationships among directors, nominees for director and executive officers.  The following sets forth the titles and certain biographical information for each of our executive officers. The ages of the officers are as of the date of the Annual Meeting.  The biographical information for Richard K. Matros, our Chairman of the Board and Chief Executive Officer, is included under “Proposal One -- Election of Directors -- Board of Directors” above.

L. Bryan Shaul, age 65, has been our Executive Vice President and the Chief Financial Officer since 2005. From 2001 to 2004, Mr. Shaul was the Executive Vice President and Chief Financial Officer of Res-Care, Inc., a publicly owned provider of services to persons with developmental disabilities and special needs. From 1999 to 2001, he served at Humana Inc., a health insurance company, most recently as Vice President—Finance and Controller and prior to that as Vice President of Mergers and Acquisitions. From 1997 to 1999, Mr. Shaul was Chief Financial Officer of Primary Health, Inc., a physician practice management and HMO company. From 1994 to 1996, he was the Senior Vice President and Chief Financial Officer of RightCHOICE Managed Care, Inc. From 1971 to 1993, he held various positions with Coopers & Lybrand, most recently as the Partner-in-Charge of West Coast Insurance Practice.

Michael Newman, age 61, has been our Executive Vice President and General Counsel since 2005. From 1983 to 2005, he was a partner with the law firm of O’Melveny & Myers LLP.

Chauncey J. Hunker, Ph.D., age 59, has been our Chief Risk Officer since 2006 and our Chief Compliance Officer since 2000. From 1996 to 2000, Dr. Hunker served as Vice President of Continuous Quality Improvement of SunDance Rehabilitation Corporation, our rehabilitation therapy services subsidiary ("SunDance"). From 1995 to 1996, he was a Clinical Director of SunDance and from 1992 to 1995 he was a Regional Vice President of Learning Services—Midwestern Regional Facility in Madison,

Wisconsin. Dr. Hunker has also served as Adjunct Assistant Professor, Department of Neurology at the University of Wisconsin Medical School since 1989

Cindy Chrispell, age 49, has been our Senior Vice President of Human Resources since 2008.  Ms. Chrispell was Vice President, Partner Resources (Human Resources) of Starbucks Coffee Company from 2005 to 2008 and the Partner Resources Director, Southwest Zone for Starbucks Coffee Company from 2001 to 2005.  She has served in various Human Resources leadership positions since 1983 for companies such as the Los Angeles Times and Circuit City Stores.

William A. Mathies, age 50, has been President of SunBridge Healthcare Corporation since 2002, President and Chief Operating Officer of SunBridge since 2006, and President and Chief Operating Officer of SHG Services, Inc., our ancillary services holding company, since 2006. From 1995 to 2002, Mr. Mathies served as Executive Vice President of Beverly Enterprises, Inc., a long-term care company. Most recently, he was the Executive Vice President of Innovation/Services for Beverly. He previously served Beverly as President of Beverly Health and Rehabilitation Services (the long-term care subsidiary of Beverly), from 1995 to 2000, and various other operational positions from 1981 to 1995.

Richard L. Peranton, age 61, has been President of CareerStaff Unlimited, Inc., our medical staffing subsidiary, since 2004. From 2001 to 2004, Mr. Peranton was the President and Chief Executive Officer of EMSI, Inc. a leading medical information services provider related to risk management services. From 1994 to 2001, he was the President and Chief Executive Officer of Nursefinders, Inc., one of the nation’s largest providers of temporary staffing services. From 1981 to 1994, he served in various capacities, most recently as President—Southern Division, with Olsten Kimberly Quality Care, a provider of supplemental health care staffing.

Susan E. Gwyn, age 58, has been President of SunDance since 2007.  From 2001 to 2007, Ms. Gwyn was the Senior Vice-President, Rehabilitation Services of Harborside Healthcare Corporation.  From 2000 to 2001, she was an independent consultant, and from 1991 to 2000 she held various positions with Prism Rehab Systems.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act and the rules promulgated thereunder require our directors and executive officers and persons who own more than ten percent of our common stock to report their ownership and changes in their ownership of common stock to the SEC. Copies of the reports must also be furnished to us. Specific due dates for the reports have been established by the SEC and we are required to report any failure of our directors, executive officers and more than ten percent stockholders to file by these dates.

     Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2009 all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners were met except that a Form 4 (reporting one transaction) for Barbara Kennelly, a member of the Board of Directors, was filed late by ten days.

Code of Ethics

     We have adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, and Corporate Controller, and other financial personnel.  The Code of Ethics is designed to deter wrongdoing and to promote, among other things, (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosures, and (iii) compliance with applicable governmental laws, rules and regulations.  The Code of Ethics is available on Sun’s web site at www.sunh.com by clicking on

“Governance” and then “Compliance.”   If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code to our Chief Executive Officer, Chief Financial Officer or Corporate Controller, we will disclose the nature of such amendment or waiver on our website.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

     The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit the accounts of Sun and its consolidated subsidiaries for the year ending December 31, 2010.  Although Sun’s Bylaws do not require stockholder ratification of the selection of its independent registered public accounting firm, as a matter of good corporate practice, the Board is submitting the Audit Committee’s selection of its independent registered public accounting firm for stockholder ratification.  However, even if the stockholders ratify Sun’s selection, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of Sun and its stockholders.

     A representative of PwC is expected to attend the Annual Meeting.  The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions.

Recommendation of the Board of Directors

     The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PwC as proposed.

Audit and Related Fees

     Our independent registered public accounting firm for fiscal years 2009 and 2008 was PwC.  The table below shows the fees that we paid or accrued for the audit and other services provided by PwC for fiscal years 2009 and 2008. During 2009 and 2008, the Audit Committee determined that the provision by PwC of non-audit services was compatible with maintaining the audit independence of such firm.

Services	2009	2008
	(dollars in thousands)
Audit Fees	$1,561	$1,899
Audit Related Fees	-	-
Tax Fees	-	-
All Other Fees	7	10
Total	$1,568	$1,909

     Audit Fees.  This category includes the fees for the annual audit of our consolidated financial statements and the quarterly reviews of our quarterly consolidated financial statements.  This category also includes advice on audit and accounting matters that arose during or as a result of the audit or reviews, consents, assistance with and review of documents filed with the SEC and attest services pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

     Audit Related Fees.  Not applicable.

     Tax Fees.  Not applicable.

     All Other Fees.  This category includes fees related to accounting research services.

     Audit Committee Pre-Approval Policies and Procedures.  The Charter for the Audit Committee establishes procedures for the Audit Committee to follow to pre-approve auditing services and non-auditing services to be performed by our independent registered public accounting firm.  Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis.  The Audit Committee has authorized the Chairman of the Committee, Mr. Walters, to pre-approve non-auditing services, but the decision must be presented to the full Audit Committee at the next scheduled meeting.  The Charter prohibits Sun from retaining our independent registered public accounting firm to perform specified non-audit functions, including (i) bookkeeping, financial information systems design and implementation, (ii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports, (iii) actuarial services; and (iv) internal audit outsourcing services.  The Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm in 2009 and 2008.

Report of the Audit Committee(1)

     In connection with the financial statements for the fiscal year ended December 31, 2009, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management,

(2)
discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T), and

(3)
received the written disclosure and letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC its independence.

     Based upon these reviews and discussions, the Audit Committee recommended to the Board that Sun’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC. The Board has approved this inclusion.

Submitted by the Audit Committee:

Milton J. Walters, Chairman
Gregory S. Anderson
Tony M. Astorga
Christian K. Bement
Michael J. Foster
_____________________
(1)
SEC filings sometimes “incorporate information by reference.”  This means that we are referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading.  Unless we specifically state otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933 or the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our common stock on April 19, 2010 for the following: (i) each of our directors and Named Executive Officers; (ii) all of our directors and executive officers as a group; and (iii) each person known by us to own more than 5% of our common stock. Except as otherwise indicated below, the address of the stockholders listed below is 18831 Von Karman, Suite 400, Irvine, California 92612.

Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent Beneficially Owned(1)

Directors and Certain Executive Officers:

Gregory S. Anderson	77,425	(2)	*
Tony M. Astorga	60,225	(3)	*
Christian K. Bement	64,036	(4)	*
Michael J. Foster	61,675	(5)	*
Barbara B. Kennelly	56,136	(6)	*
Steven M. Looney	60,225	(7)	*
Milton J. Walters	80,225	(8)	*
Richard K. Matros	856,390	(9)	1.9%
L. Bryan Shaul	302,853	(10)	*
William A. Mathies	304,513	(11)	*
Michael Newman	122,587	(12)	*
Susan Gwyn	25,923	(13)	*
All directors and executive officers as a group (15
persons, including those named above)	2,220,585	(14)	4.9%
5% Stockholders:
FMR LLC	5,710,620	(15)	13.0%
82 Devonshire Street
Boston, MA 02109
Oppenheimer Funds, Inc.	2,424,932	(16)	5.5%
Two World Financial Center 225 Liberty Street
New York, NY 10281
Blackrock, Inc.	2,357,282	(17)	5.4%
40 East 52nd Street
New York, NY 10022
Westfield Capital Management Company, L.P.	2,270,339	(18)	5.2%
1 Financial Center
Boston, MA 02111

*	Less than 1.0%
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Options exercisable within 60 days of April 19, 2010 are deemed to be currently exercisable and we deem shares subject to these options outstanding for purposes of computing the share amount and percentage ownership of the person holding such stock options, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. Shares of common stock subject to vested restricted stock units, the payment of which has been deferred until termination of service, are deemed to be currently outstanding for purposes of computing the share amount and percentage ownership of the person holding such units, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2)
Includes (i) 36,010 shares that could be purchased pursuant to stock options, (ii) 21,523 vested restricted stock units that are payable in shares of common stock and (iii) 2,200 shares held by Mr. Anderson’s minor children, with respect to which Mr. Anderson shares voting and investment power.

(3)	Includes (i) 26,010 shares that could be purchased pursuant to stock options and (ii) 21,523 vested restricted stock units that are payable in shares of common stock.

(4)	Includes (i) 26,010 shares that could be purchased pursuant to stock options and (ii) 26,511 vested restricted stock units that are payable in shares of common stock.

(5)	Includes (i) 18,660 shares that could be purchased pursuant to stock options and (ii) 21,523 vested restricted stock units that are payable in shares of common stock.

(6)	Includes (i) 18,660 shares that could be purchased pursuant to stock options and (ii) 22,719 vested restricted stock units that are payable in shares of common stock.

(7)	Includes (i) 26,010 shares that could be purchased pursuant to stock options and (ii) 24,700 vested restricted stock units that are payable in shares of common stock.

(8)	Includes (i) 36,010 shares that could be purchased pursuant to stock options and (ii) 36,350 vested restricted stock units that are payable in shares of common stock.

(9)
Consists of (i) 450,773 shares held by the R&A Matros Revocable Trust, with respect to which Mr. Matros shares voting and investment power, and (ii) 405,617 shares that could be purchased pursuant to stock options.

(10)	Includes (i) 232,867 shares that could be purchased pursuant to stock options and (ii) 30,938 vested restricted stock units that are payable in shares of common stock.

(11)
Consists of (i) 145,382 shares held by the Mathies Family Trust, with respect to which Mr. Mathies shares voting and investment power, and (ii) 159,131 shares that could be purchased pursuant to stock options.

(12)	Includes (i) 40,470 shares held by the Newman Trust, with respect to which Mr. Newman shares voting and investment power, and (ii) 79,617 shares that could be purchased pursuant to stock options.

(13)	Includes 14,544 shares that could be purchased pursuant to stock options.

(14)
Includes (i)636,825 shares held by family trusts or by minor children, with respect to which the officer or director shares voting and investment power, (ii) 1,151,032 shares that could be purchased pursuant to stock options and (iii)205,787 vested restricted stock units that are payable in shares of common stock.

(15)
In an amendment to a Schedule 13G filed with the SEC on February 16, 2010, FMR LLC disclosed that Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 3,205,600 shares of our common stock as a result of it acting as an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Fidelity Funds”).  Edward C. Johnson 3d and FMR LLC, through their control of Fidelity and the Fidelity Funds, have the power to dispose of the shares of our common stock held by the Fidelity Funds, but only the Board of Trustees of each of the Fidelity Funds has the power to vote or direct the voting of the shares of our common stock held by such Fidelity Fund.  Pyramis Global Advisors, LLC (“PGALLC”) and Pyramis Global Advisors Trust Company (“PGATC”), each of which is an indirect wholly-owned subsidiary of FMR LLC, beneficially own 90,680 and 2,398,440 shares of our common stock, respectively, as a result of its serving as investment manager of institutional accounts owning such shares.  Each of Edward C. Johnson 3d and FMR LLC, through its control of PGALLC and PGATC, has sole dispositive power over 90,680 and 2,398,440 of such shares, respectively, and sole voting power of 90,680 and 2,072,720 of such shares, respectively.  Finally, FIL Limited (“FIL”) is the beneficial owner of 15,900 shares of our common stock and partnerships controlled predominantly by members of the family of Edward C. Johnson 3d or trusts for their benefit own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.

(16)	In a Schedule 13G filed with the SEC on February 3, 2010, Oppenheimer Funds, Inc. disclosed that it has shared dispositive and voting power over 2,424,932 shares.

(17)	In a Schedule 13G filed with the SEC on January 29, 2010, Blackrock, Inc. disclosed that it has sole dispositive and voting power over 2,357,282 shares.

(18)
In a Schedule 13G filed with the SEC on February 11, 2010, Westfield Capital Management Company, L.P disclosed that it has sole dispositive power over 1,730,989 shares and sole voting power over 2,270,339 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers for 2009.  These individuals are listed in the Summary Compensation Table on page 29 below and are referred to as the Named Executive Officers in this Proxy Statement.

     The elements of our executive compensation program are reviewed and approved by the Compensation Committee of our Board of Directors (the “Committee”).  None of the Named Executive Officers is a member of the Committee or, except as noted below, had any role in determining the compensation of the Named Executive Officers.

Compensation Program and Objectives

     Our compensation program for executives is intended to:

•	attract and retain quality senior officers;

•	motivate exceptional performance;

•	maintain the highest possible quality of care for our patients and residents;

•	align the interests of our executive management with the interests of our stockholders;

•	enhance profitability; and

•	inspire teamwork and loyalty among the executives.

We believe that our combination of performance-based compensation, including annual cash incentive bonuses and equity-based long-term incentives, together with an annual base salary, helps to accomplish these objectives.

      Our Named Executive Officers (Mr. Matros, Mr. Shaul, Mr. Mathies, Ms. Gwyn and Mr. Newman) receive compensation pursuant to their employment agreements and our performance incentive plan or, in the case of Ms. Gwyn, the President of our subsidiary, SunDance Rehabilitation Corporation, an incentive bonus plan agreement and a severance benefit agreement.  The Named Executive Officers also participate in benefit plans that are available to our officers and other employees.  The material terms of these agreements and plans are described below in this Compensation Discussion and Analysis and in the narrative that follows the Summary Compensation Table.

     In structuring executive compensation programs, we consider how each component promotes retention and/or motivates executive performance.  Base salaries and benefit programs (including perquisites and severance benefits) are primarily intended to attract and retain qualified executives by providing a predictable level of compensation to these executives.  These elements of our executive compensation program are not directly dependent on attaining performance goals (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on performance, among other things).  The other elements of our compensation program for senior executives are, however, performance-based.

     Our annual incentive bonus is primarily intended to reward our Named Executive Officers for achieving specific strategies and operating objectives.  Incentive bonuses are designed to reward performance for the prior year.  Our annual stock awards are long-term equity incentives and are primarily intended to align the interests of the Named Executive Officers and our stockholders. Long-term equity incentives generally vest over a period of four years, promoting retention and rewarding sustained performance.

    Executives are encouraged to retain all of the stock received pursuant to our equity incentive plans, net of amounts that are used to satisfy income tax withholding obligations, subject to individual circumstances.   In addition, in 2009, we adopted a stock ownership guideline for executive officers.  The guideline provides that executive officers retain shares of our common stock (including unvested restricted stock units) with a value equal to 2.5 times their respective annual base salaries by the later of three years of becoming an executive officer or December 31, 2012.   We have no other policy regarding stock ownership by executives, including any requirement that Named Executive Officers retain ownership of vested stock awards.

     We believe that performance-based compensation, such as annual incentive bonuses and long-term equity incentives, plays a significant role in motivating performance and in aligning the interests of management with the interests of our stockholders.  For 2009, the Committee approved executive compensation arrangements that were intended to result in excess of 55% of the total direct compensation of each Named Executive Officer being tied directly to financial performance.  For Mr. Matros and Mr. Mathies, the performance based portion of their compensation was anticipated to exceed 70% and 64%, respectively, of their total direct compensation.  Base salary constituted the balance of each Named Executive Officer’s 2009 total direct compensation.  (As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in our financial reporting.)

     Differences in compensation levels among the group of Named Executive Officers are largely attributable to the executives’ respective responsibilities, corporate function and individual impact on our overall financial performance.

Compensation Consultant

     The Committee retained FWC, an independent compensation consultant, to conduct a review of industry and sector trends in executive compensation and to assist the Committee’s deliberations concerning 2009 compensation.  FWC provided analyses of executive and director compensation in similar peer companies (listed below), assisted in the determination of performance-based target ranges for incentive bonuses and stock-based awards for executives and the number of shares to be subject to the stock-based awards, and advised on other aspects of executive compensation as requested by the Committee.  FWC reports only to the Committee, and does not perform services for us, except on behalf of, and as instructed by, the Committee.

Peer Companies

     In making its 2009 compensation decisions, the Committee, with the assistance of FWC, reviewed related data from fifteen other companies that operated healthcare businesses in 2008.  These companies ranged in size from one-third to three times our revenue and market capitalization (determined at the time the peer group was selected).  Several companies that comprise this peer group were selected because they were among the few public companies that operated skilled nursing facilities and other inpatient facilities similar to our core business.  Others were selected because they provided home healthcare or therapy services.

     The peer companies were:

Amedysis, Inc.                                                                           Brookdale Senior Living, Inc.
Emeritus Corporation                                                                Gentiva Health Services, Inc.
HealthSouth Corporation                                                          Healthspring
Kindred Healthcare, Inc.                                                           Lincare Holdings Inc.
Magellan Heath Services                                                          National Healthcare Corporation
Odyssey Healthcare                                                                  Psychiatric Solutions
Res-Care, Inc.                                                                            Skilled Healthcare Group, Inc.
Sunrise Senior Living

Companies that comprise this peer group are likely to change over time, given the merger and restructuring activity that has occurred in this sector over the past few years.  Apria Healthcare and Five Star Quality Care were deleted from the 2008 peer group, and Healthspring, Odyssey, Psychiatric Solutions and SunRise Senior Living were added.  FWC also provided data from proprietary surveys of executive compensation for the Committee’s review.

     In making compensation decisions, the Committee did not rely solely on peer group compensation or survey data or determine our Named Executive Officers’ compensation by benchmarking it against compensation paid by our peer companies.  Rather, the Committee used the peer company and survey data as a general reference and also considered other factors, including its assessment of:

•	the competitive environment for executives in our industry,

•	the compensation paid to our officers in prior years,

•	our acquisitions over the past few years, the capital raising efforts that made those acquisitions possible, and the integration efforts required to consolidate those acquisitions,

•	the improved operating performance that we have experienced since 2005,

•	the improved quality of care that prevailed in 2009,

•	the difficult operating conditions during the current economic downturn,

•	the impact of the Medicare and Medicaid rate environment, and

•	the performance-based structure of our compensation system.

Base Salaries

     The Committee reviews annually, with the assistance of FWC, base salaries paid to the Named Executive Officers and discusses whether adjustments are appropriate after taking into account individual performance and the factors listed above.  With respect to executive officers other than Mr. Matros, the Committee considers the recommendations of Mr. Matros in approving salary adjustments.  Given the severe impact of the economic downturn that began in 2008, no increases in base salary were made in 2009 for our senior officers, including the Named Executive Officers.

Annual Incentive Compensation

    Each Named Executive Officer participates in a plan that provides for an annual incentive bonus if we achieve or exceed one or more minimum financial performance targets.  The bonus amount is determined by the level of achievement of the financial performance targets.  Consultations with Mr. Matros and FWC, and discussions among the Committee members, concerning a 2009 incentive bonus plan commenced in the latter part of 2008, and culminated, in February 2009, after a review and discussion of our projected 2009 financial results, with the Committee’s adoption of the 2009 Executive Bonus Plan (the “Bonus Plan”) and the SunDance President 2009 Incentive Plan (the “SunDance Plan”).  These plans together established the annual incentive bonus structure and potential amounts of incentive bonuses for each Named Executive Officer.  Ms. Gwyn’s incentive bonus is determined by a plan document different than the Bonus Plan because she is primarily responsible for the financial performance of SunDance, on which a significant part of her bonus depends.  The Committee also approved the associated financial performance targets for 2009 for these plans, which were based on management’s 2009 financial projections.  These financial expectations for 2009 were based on our consistent growth since 2004, anticipated occupancy and continued operating efficiencies and, in particular, modest growth in rates paid by our payor sources, including rates under the Medicare and Medicaid programs.

    In its discussions, the Committee considered the bonus structure for 2008 and prior years, provisions of existing employment agreements, and incentive bonuses paid to similarly situated executives at our peer companies.  The Bonus Plan is similar to our bonus programs of the past few years:  bonuses were to be calculated as percentages of base salary, which, at the minimum, target and maximum levels, were identical to the percentages of the 2008 incentive bonus plan (other than for Mr. Matros and Mr. Mathies, whose target bonuses were each increased by an additional 5% of base salary, in recognition of their leadership and responsibility for our success).  In March 2009, the Committee amended and restated the Bonus Plan to include a recoupment provision as described below under ‘Recoupment Provision’.

    Due to severe economic conditions, in 2009 many state governments unexpectedly reduced or froze rates under the Medicaid program.  In addition, the federal government implemented a one-time reduction in Medicare rates.  As a result of these actions, lower amounts were paid under the Medicaid and Medicare programs for the care of residents and patients of nursing centers, including centers operated by our subsidiaries.  The lower Medicaid and Medicare reimbursements in 2009 substantially reduced our revenues below the levels contemplated when the financial performance targets were adopted in February 2009.  Moreover, in 2009, due to the economic conditions, we experienced lower occupancy overall in our facilities and lower demand for our staffing services than we anticipated at the beginning of the year, further reducing expected revenues.   In response to these revenue reductions, management initiated various measures in mid-2009, including overhead reductions in excess of $10.0 million, to partially mitigate such reduction in revenues without compromising our ability to deliver quality care to residents and patients.  Notwithstanding such mitigating measures, management anticipated that we would not be able to achieve the consolidated financial target approved by the Committee in March 2009 for the Bonus Plan, although management expected that in 2009 we would still experience financial results that would exceed performance in 2008 and prior years.

    In August 2009, the Committee met to consider compensation matters, particularly how to provide competitive incentive compensation to our executives in light of the unexpected revenue reduction.  The Committee was concerned about appropriate incentives for our executives in an environment in which circumstances outside their management control had impacted operating results.  Significant factors in the Committee’s view were:

•	competition for executive talent from both publicly and privately owned competitors;

•	the continuous improvement in our EBITDA and earnings per share in 2008 over 2007 and any prior year, and the expected improvement in 2009 over 2008;

•	the declines in total direct compensation for most officers, and several Named Executive Officers, in 2008 over 2007, and the anticipated declines in total direct compensation in 2009 over 2008;

•	improved outcomes in our care of patients and residents in 2009 compared to 2008;

•	management’s actions that reduced costs by in excess of $10.0 million on an annual basis;

•	the successful integration of the operations of a company we acquired in 2007;

•	the successful implementation of new software system platforms for clinical/billing and labor management; and

•	the lack of any increase in base salaries for the Named Executive Officers in 2009.

    In connection with its deliberations on appropriate incentive compensation, the Committee heard presentations by management regarding the impact of the lower Medicare and Medicaid rates and the expectations of our financial performance for the remainder of 2009 and consulted with FWC.  After substantial discussion, in a series of meetings, of the factors noted above and other factors, the Committee determined that it was in the interests of Sun and its stockholders that our executives participating in the Bonus Plan be provided the opportunity to earn additional bonuses upon achievement of additional financial performance targets for the balance of the year as set forth in a supplemental bonus plan (the “Supplemental Plan”).  In approving the Supplemental Plan, the Committee considered that it would constitute a one time performance-based incentive opportunity, and that no similar plan would be contemplated in 2010.  Ms. Gwyn did not participate in the Supplemental Plan because she, like our other subsidiary officers who are participants in other incentive plans, was not a participant in the Bonus Plan.

Operation of the Plans.

      The Bonus Plan and the Supplemental Plan in general operated in a similar manner.  Maximum payments under each plan would be made if actual financial performance were 115% or more than the performance target.

      The target and maximum amounts payable to each of the Named Executive Officers, expressed as a percentage of base salary, under each of the Bonus Plan and the Supplemental Plan, are set forth below.

Officer	Bonus Plan		Supplemental Plan
	Target	Maximum	Target	Maximum
Mr. Matros	95%	158%	17%	28%
Mr. Mathies	80%	131%	14%	23%
Mr. Shaul	75%	131%	13%	23%
Mr. Newman	75%	131%	13%	23%

    If the financial performance targets were met for the Supplemental Plan, and if we achieved 94% of the Bonus Plan target, as anticipated by management in August 2009, the executives would each earn in the aggregate under these plans approximately 85% of their original target bonus under the Bonus Plan.  If management’s August 2009 expectations were met, 2009 normalized EBITDA would have been more than 8% higher than 2008 normalized EBITDA.  The Committee deemed it important that the Supplemental Plan’s financial targets had to be exceeded in order for the sum of the bonuses earned under both bonus plans to be equal to the target bonuses under the Bonus Plan.

     The Bonus Plan and the Supplemental Plan have different thresholds and amounts payable if the threshold performance targets were met.  In order for any bonus to be paid under the Bonus Plan, 85% of the financial performance target (i.e., an annual performance target) must be achieved.  In order for any amount to be paid under the Supplemental Plan, 60% of the financial performance target (a six month performance target) must be achieved, and normalized earnings per share must equal at least $.20 for the last three months of 2009.   If the threshold targets were met, amounts were payable under each plan as set forth below:

Officer	Bonus Plan Minimum	Supplemental Plan Minimum
Mr. Matros	18%	11%
Mr. Mathies	15%	9%
Mr. Shaul	15%	9%
Mr. Newman	15%	9%

     Under the SunDance Plan, Ms. Gwyn was entitled to receive an incentive bonus equal to an amount determined by achievement of the 2009 consolidated normalized EBITDA performance target plus an additional amount determined by achievement of the 2009 SunDance EBITDA target.  The tables below set forth the incentive bonus that would be earned by Ms. Gwyn based on levels of achievement of the performance targets, in each case expressed as a percentage of base salary.

Consolidated EBITDA

Percentage of Target Achieved	Percentage of Base Salary
85%	1.8%
100%	9.0%
115%	15.5%

SunDance EBITDA

Percentage of Target Achieved	Percentage of Base Salary
85%	10.2%
100%	51.0%
115%	89.5%

    In addition, each of the Bonus Plan, the Supplemental Plan and the SunDance Plan provides that incentive bonus amounts must be accrued and taken into account in the calculation of the financial performance measures.

Financial Performance Measures

     The annual incentive bonuses for all of our officers, including the Named Executive Officers, are primarily based on our financial performance and, in the case of officers of certain subsidiaries, financial performance of that subsidiary.  The Bonus Plan utilizes consolidated normalized EBITDA as the financial performance measure, and the SunDance Plan specifies both consolidated normalized EBITDA and EBITDA of SunDance as financial performance measures.  The 2009 consolidated normalized EBITDA target was $189.2 million, and the SunDance EBITDA target was $10.3 million (there are no normalizing adjustments to the SunDance EBITDA).  In August 2009, the Committee approved a revised consolidated normalized EBITDA target of $176.8 million for purposes of the SunDance Plan and other subsidiary incentive plans, but not for the Bonus Plan.  The SunDance EBITDA target was unchanged.

     We believe that the normalized EBITDA performance measure, which is widely reported by us and our peers, provides a standard measure of our financial performance.  EBITDA is defined as net income before interest expense, provision for taxes, depreciation, amortization and unusual charges.  The Bonus Plan provides for adjustments to the calculation of EBITDA for the effect of actuarial adjustments for self insurance for general and professional liability, discontinued operations, restructuring charges and nonrecurring costs related to acquisitions and other similar events.  We refer to these adjustments as normalizing adjustments.  We refer to EBITDA that is adjusted for these items as normalized EBITDA.  We believe that normalized EBITDA provides the most accurate measure of operational performance because the normalizing adjustments eliminate distortions caused by discontinued operations, nonrecurring events and actuarial adjustments that have provided significant swings in income in the past.

      The Supplemental Plan utilizes normalized earnings per share (“EPS”) for the last six months and the last three months of 2009 as financial performance measures.  The target for the last six months of 2009 was $.53 per share and for the three months, $.20 per share.  The Committee selected these time periods to measure performance for the Supplemental Plan when the Supplemental Plan was adopted to provide management with challenging financial goals for the second half of the year.  The Committee adopted a separate measure for the last three months of the year to qualify the incentive bonuses as performance based under Internal Revenue Code (“IRC”) Section 162(m).

      The Supplemental Plan provides for normalizing adjustments to the calculation of EPS and the EPS targets in the same manner as normalized EBITDA is calculated under the Bonus Plan.  The Committee selected normalized EPS as a financial performance measure to differentiate the Supplemental Plan from the Bonus Plan and yet provide a recognized measure of financial performance and return to stockholders.

We report normalizing adjustments to EBITDA and EPS, and provide a reconciliation of the normalizing adjustments to the calculation of EBITDA, as well as a reconciliation of EBITDA to our net income (loss), each quarter when we publicly report our earnings.

Quality of Care Goal

     The Bonus Plan also specifies that the 2009 incentive bonuses of Messrs. Matros and Mathies may be reduced if a quality of care measure is not met, in order to align these incentive bonuses with our mission of providing quality, cost-effective patient care.  Achievement of this measure requires that the quality of care provided by skilled nursing centers operated by our subsidiary, SunBridge Healthcare Corporation, and its subsidiaries, equal or exceed the quality of care provided by other publicly and privately owned large companies that provide similar services (certain of the companies listed under ‘Peer Companies’, above, are part of this group).  Measurement of quality of care is determined by the Health Deficiency Index, which sets forth data regarding care provided by us, and compares that data to aggregate data from other companies in the long-term care industry, as reported by an independent long term care monitoring organization.  This organization provides and analyzes publicly available quality of care data for us and other businesses in the long-term care industry.  Satisfaction of the quality of care requirement does not result in any additional incentive bonus or other compensation, but if this quality of care goal is not achieved, the Committee may, in its discretion, reduce the amount of the incentive bonus otherwise payable to Messrs. Matros and Mathies, subject, in the case of Mr. Mathies, to a provision in his employment agreement that provides that his incentive bonus may not be less than 10% of his base salary if the minimum financial performance target is met.

Recoupment Provision

      Under each of the Bonus Plan and the Supplemental Plan each Named Executive Officer is required to repay all or a portion of his incentive bonus, to the extent determined appropriate by the Committee, if each of the following circumstances occur:  (1) the normalized EBITDA and/or normalized EPS calculation, as the case may be, was based on financial statements that were subsequently the subject of an accounting restatement due to noncompliance with any financial reporting requirement under the securities laws; (2) fraud or intentional misconduct by any executive, or any officer or employee that reports to an executive, was a significant contributing factor to the noncompliance; and (3) the restated financial statements are issued and completed prior to the issuance and completion of financial statements for the third fiscal year following the year for which the incentive bonus was paid.  Only such amount of the incentive bonuses that exceeds the amount that would have been payable based on the restated financial statements, net of applicable tax liability, is required to be repaid by a Named Executive Officer, in the event these three circumstances are found to have occurred.

2009 Incentive Bonuses

     Under each incentive bonus plan described above, the amount of the incentive bonus for each officer was to be prorated if the percentage of the financial performance target achieved was between threshold performance and the performance target or between the performance target and maximum performance.  In no event would (1) any bonus based on the consolidated normalized EBITDA target under the Bonus Plan be paid if less than 85% of the 2009 normalized EBITDA performance target were achieved, (2) any bonus be paid under the SunDance Plan if less than 85% of the SunDance EBITDA performance target were achieved or (3) any bonus be paid under the Supplemental Plan if less than 60% of the six months normalized EPS performance target were achieved or if the three months normalized EPS target were not achieved.  The threshold, maximum and target amounts of the annual incentive bonuses for each Named Executive Officer for 2009 are set forth in the Grants of Plan-Based Awards table below, under the heading ‘Estimated Future Payouts Under Non-Equity Incentive Plan Awards’.

     In February 2010, the Committee met to discuss potential bonuses payable to the Named Executive Officers under the Bonus Plan, the SunDance Plan and the Supplemental Plan based on our 2009 normalized EBITDA, which equaled 94% of the normalized EBITDA target (and 100% of the revised normalized EBITDA target), our six months normalized EPS, which equaled 100% of target, our three months normalized EPS, which exceeded $.20, and SunDance EBITDA, which equaled 113% of the SunDance EBITDA target.

     The Committee also reviewed data regarding the quality of care provided by our subsidiaries and our peers as set forth in the Health Deficiency Index and determined that the quality of care target was achieved.  The Committee noted the substantial quality improvement in 2009 in the midst of the difficult rate environment.

     Based on this information, the Committee approved incentive bonuses for Messrs. Matros, Mathies, Shaul and Newman equal to approximately 65% of their target bonuses based on 2009 normalized EBITDA under the Bonus Plan, and 100% of the target bonus based on six months normalized EPS under the Supplemental Plan. The Committee also approved an incentive bonus for Ms. Gwyn equal to approximately 156% of her target bonus.  The following table shows the incentive bonus received by each Named Executive Officer for 2009 and the original target bonus amounts (that is, the target incentive bonus approved by the Committee in March 2009, without regard to the Supplemental Bonus Plan):

Officer	Target Incentive Bonus	Incentive Bonus Paid
Mr. Matros	$831,250	$710,497
Mr. Mathies	$480,000	$407,980
Mr. Shaul	$345,000	$294,400
Mr. Newman	$240,000	$204,805
Ms. Gwyn	$177,000	$275,438

     We report the incentive bonuses paid to the Named Executive Officers in March 2010 for performance in 2009 in the Summary Compensation Table below under the heading ‘Non-Equity Incentive Plan Compensation.’

Long-Term Incentives – Stock Options and Restricted Stock Unit Awards

     Pursuant to the Committee’s policy, annual awards of stock options and restricted stock units for existing officers and key employees are made at a Committee meeting to be held after the filing of our Annual Report on Form 10-K, which typically occurs in early March.  Awards for new officers and key employees are made on the last day of the month of hire.

     In accordance with this policy, in March 2009 the Committee approved awards of non-qualified stock options and restricted stock units to the Named Executive Officers. These awards were designed both to reward executives for sustained performance by means of the performance-based requirements described below and to provide a long-term retention incentive by means of a four-year vesting schedule.  Restricted stock units compensate employees in part for prior year performance (subject to a service vesting requirement) and provide an incentive to maintain and enhance enterprise value.  Stock options provide incentive compensation for future stock price appreciation performance because they have no value to the recipient unless our stock price increases after the date the options are granted.

     The Committee did not use a set formula to determine the total number of long-term equity awards in 2009, but determined that the grant levels were appropriate in its judgment after considering multiple factors, including FWC’s recommendations, peer data, dilutive impact, costs resulting from equity awards, the number of shares available under the our performance incentive plans, awards in prior years, and the our financial performance in 2008.

    For 2009, in determining the number of shares to be awarded to the Named Executive Officers and other key employees, the Committee considered information provided by FWC, such as peer data, and recommendations by Mr. Matros, other than for himself.  Mr. Matros’ recommendations were primarily based on individual performance and the percentages of stock awards granted to categories of officers and employees that had been made in prior years.  The Committee also considered whether the 2009 stock awards should consist primarily of options or restricted stock units or a combination of both.  In determining this balance, the Committee considered FWC’s recommendations, a balance between rewarding for growth and maintaining value, the responsibilities of the executives for our performance, their ultimate responsibility for future stockholder return, and the volatility of the price of our common stock.

    Consistent with 2008, the Committee determined that, in 2009, in excess of 70% of the number of awards to Mr. Matros and 60% of the number of awards to Mr. Mathies should be in the form of stock options.  This determination reflected the Committee’s view that the executives most responsible for our overall success should receive equity awards that, as described below, carry a higher performance risk to the executives if our common stock performs poorly.  The Committee also determined that, in 2009, 60% of the number of awards to the next seven most senior executive officers, including the other Named Executive Officers, should be in the form of restricted stock units and 40% in the form of stock options, which have a higher performance risk.  This ratio was determined primarily to balance the value of awards to officers who received no salary increase in 2009 and the value of whose long-term equity incentives was less in 2009 than in 2008.  With this amount of restricted stock units, these officers and employees would be entitled to receive, over the term of the vesting period and subject to achievement of the performance target described below, a significant amount of common stock, further aligning their interests with those of our stockholders.

     Of the aggregate number of equity awards granted by the Committee to our officers and employees in 2009, the approximate percentage of all equity awards granted to each Named Executive Officer is set forth below:

Officer	Percentage of all Equity Awards
Mr. Matros	21.9%
Mr. Mathies	10.1%
Mr. Shaul	4.5%
Mr. Newman	3.2%
Ms. Gwyn	2.7%

     The exercise price of each stock option is equal to the closing price of our common stock on the date of grant.  Accordingly, option holders will only realize value if the price of our common stock increases after the date of grant.  The stock options also function as a retention incentive for our executives as they vest ratably over the four-year period following the date of grant.  The date of grant is typically the date the Committee authorizes the grant of the option, other than for new hires, in which case the date of grant is the last day of the month in which the officer begins employment with us.  In 2009, the Committee authorized grants of options to the Named Executive Officers and other executives on March 17, which date was also the grant date.

     In order to help assure deductibility of all long-term equity incentive awards pursuant to IRC Section 162(m), the 2009 restricted stock units awarded to the Named Executive Officers were initially subject to a performance condition before they were eligible to vest, which was based on achievement of a minimum 2009 normalized EBITDA target.  For this purpose, the Committee established a minimum normalized EBITDA threshold of $141.9 million, subject to adjustment for discontinued operations and other unusual items, consistent with the calculation of the normalized EBITDA target for purposes of the Bonus Plan.  See the discussion under the heading, “Annual Incentive Compensation – Financial Performance Measures” above for a discussion of the Bonus Plan.  In February 2010, the Committee determined that the minimum normalized EBITDA threshold had been exceeded and the Named Executive Officers’ performance-contingent 2009 restricted stock unit had become eligible to vest and remain subject to the original four-year time-based vesting schedule provided for at the time of grant.  Each restricted stock unit represents a contractual right to receive one share of our common stock.  The restricted stock units function as a retention incentive for our Named Executive Officers as they vest ratably over a four-year period.

     The terms of the 2009 equity awards granted to the Named Executive Officers are described in more detail in the Grants of Plan-Based Awards table and related narrative description below.

Benefits

     Our executives are entitled to participate in the same retirement, health and welfare benefit plans generally available to all employees, including our 401(k) Retirement Savings Plan.  With respect to compensation to be earned in 2010 and subsequent years, our executives are also eligible to participate in a deferred compensation plan, which is generally available to all of our officers and key employees.  At the discretion of the Chief Executive Officer, life insurance and disability insurance are provided to each of the Named Executive Officers as part of our strategy to provide competitive compensation packages to our senior executives. In accordance with the terms of his employment agreement, in 2009 Mr. Newman received reimbursement of his health insurance premiums.  These benefit amounts for our Named Executive Officers for 2009 are reported in the Summary Compensation Table under the heading, ‘All Other Compensation’.

Severance Benefits

     The Company believes that severance protections, particularly in the context of the uncertainty surrounding any potential change in control transaction, play a valuable role in attracting and retaining key executive officers.  We provide such protections for our key executives, including our Named Executive Officers, as part of their overall compensation package.  As described in more detail below under the heading “Potential Payments Upon Termination or Change in Control,” each of our Named Executive Officers would be entitled to severance benefits in the event of a termination of employment by us without ‘good cause’ or by the executive for ‘good reason’.  ‘Good cause’ is generally defined in the employment agreements (and, in the case of Ms. Gwyn, her severance benefit agreement) (with some minor differences among the agreements) to include felony criminal convictions that in the judgment of the Board of Directors render the executive unsuitable for his or her position, willful failure to perform duties reasonably requested by the Chief Executive Officer or the Board of Directors, workplace misconduct or willful failure to comply with our policies and procedures, and breach of the covenants of the applicable employment agreement.  ‘Good reason’ is generally defined in the employment agreements (with some minor differences among the agreements) to include a meaningful and detrimental reduction in the duties of the executive or a meaningful change in his or her reporting responsibilities, a material failure to comply with the compensation and benefit provisions in the applicable employment agreement or a material change in the location of the executive’s principal work locations.  A change in control does not, in and of itself, constitute ‘good reason’.

We believe that offering severance benefits under such circumstances offers financial security to encourage executives to remain with us when they may have both opportunity and incentive to seek employment with another company.  We also believe that the potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers.  In order to encourage certain of our executive officers to remain employed with us, and focus on the creation of value for stockholders during an important time when their prospects for continued employment following the transaction may be uncertain, we provide them (including each of our Named Executive Officers other than Ms. Gwyn) with enhanced severance benefits if their employment is terminated by us without good cause or by the executive for good reason in connection with a change in control.

     We do not believe that Named Executive Officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs.  The payment of cash severance benefits is only triggered by an actual or constructive termination of employment.

     As part of their change in control severance protections under existing agreements with us, our Named Executive Officers, other than Mr. Matros and Ms. Gwyn, would also be reimbursed for the full amount of certain excise taxes imposed on their severance payments and any other payments under IRC Section 280G (“Section 280G”), including any interest or penalties.  We provide these executives with a “gross-up” for any parachute payment excise taxes that may be imposed because we determined the appropriate level of change in control severance protections for each executive without factoring in the adverse tax effects on the executive that may result from these excise taxes and to preserve the level of change in control severance protections that we have determined to be appropriate.  We believe this protection is a reasonable part of the compensation package for our Named Executive Officers.  The excise tax gross-up is intended therefore to make the executive whole for any adverse tax consequences he or she may become subject to under the tax law.  Mr. Matros entered into a new employment agreement with us in 2009 (the “Matros Agreement”) on account of the expiration of his prior employment agreement.  Among other things, the Matros Agreement does not contain the tax “gross up” provision that was included in Mr. Matros’ prior agreement.  Instead, in the event Mr. Matros’ severance payments and any other payments are subject to excise taxes under Section 280G, his payments will be reduced to a level such that no portion of the payments are subject to the excise tax; however, such reduction to his payments will only be made if the total after-tax benefit to Mr. Matros is greater after giving effect to such reduction than if no such reduction had been made.  The employment agreements of Messrs. Mathies, Shaul and Newman, and Ms. Gwyn’s severance benefit agreement, were not amended in 2009.

Policy with Respect to Section 162(m)

     In making its compensation decisions, the Committee also considers the impact of IRC Section 162(m).  Under Section 162(m), we are generally precluded from deducting compensation in excess of $1.0 million per year for our Chief Executive Officer and certain of our other highest-paid executive officers, unless the payments are made under qualifying performance-based plans.  As discussed earlier in this Compensation Discussion and Analysis, the Committee believes that the majority of the compensation of each Named Executive Officer should be performance-based, and designs the annual and long-term incentive programs to comply with Section 162(m). However, while it is generally the Committee’s intention to maximize the deductibility of compensation paid to executive officers, deductibility is only one among a number of factors used by the Committee in ascertaining appropriate levels or modes of compensation.  The Committee maintains the flexibility to approve compensation for executive officers based upon an overall determination of what it believes to be in our best interests, even if the compensation paid may not be deductible.

2010 Compensation of Named Executive Officers

     Our management and the Committee anticipate that compensation of the Named Executive Officers in 2010 will be determined in a manner similar to how such compensation was determined in 2009, except as described below:

•	there are no plans for any supplemental bonus plan, which was adopted in 2009 due to the unusual circumstances that occurred in 2009; and

•
the 2010 executive bonus plan will operate in a manner similar to the Bonus Plan in effect for 2009, except that an incentive bonus will be earned by each participant equal to 30% of target bonus if at least 80% of the normalized EBITDA target is met, increasing to 175% of target bonus if 115% or more of the normalized EBITDA target is achieved; the percentage of base salary that equals the target bonus of each participant is the same as the percentage used in 2009.

Compensation Committee Report(1)

     The Compensation Committee has reviewed the Compensation Discussion and Analysis set forth above and discussed it with management.  Based upon such review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors
Milton J. Walters (Chairman)
Christian K. Bement
Steven M. Looney

___________________
(1)
SEC filings sometimes “incorporate information by reference.”  This means that we are referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading.  Unless we specifically state otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933 or the Exchange Act.

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee is or has been one of our former or current executive officers or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.  None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended December 31, 2009.

SUMMARY COMPENSATION TABLE – FISCAL 2007, 2008 AND 2009

     The following table provides information on compensation paid or earned for services to us and our subsidiaries during the years ended December 31, 2007, 2008 and 2009 performed by the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non- Equity Incentive Plan Compen- sation ($)(2)		Total ($)

All Other Compen-
sation
($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Richard K. Matros COB/CEO	2009 2008 2007	895,673 870,833 892,308	543,950 374,100 964,278	670,500 1,148,000 492,281	710,497 511,875 824,500	19,089(3) 19,048 20,238	2,839,709 2,923,856 3,193,605
William Mathies President-SunBridge	2009 2008 2007	599,997 588,459 513,462	336,260 374,100 337,725	272,670 574,000 172,414	407,980 292,500 509,250	10,362 (4) 10,735 14,035	1,627,269 1,839,794 1,546,886
L. Bryan Shaul EVP/CFO	2009 2008 2007	451,154 458,462 445,385	252,195 316,638 337,725	75,990 145,750 172,414	294,400 224,250 436,500	20,614 (5) 19,475 22,626	1,094,353 1,164,575 1,414,650
Michael Newman EVP/General Counsel	2009 2008 2007	320,008 316,376 294,646	178,020 316,638 337,725	53,640 145,750 172,414	204,805 156,004 246,012	32,855 (6) 36,187 35,141	789,328 970,955 1,085,938
Susan Gwyn (7) President – SunDance	2009	293,872	148,350	44,700	275,438	12,484(8)	774,844

_____________
(1)
In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in Columns (e) and (f) of the table above for 2009 reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our Named Executive Officers during 2009.  These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements.  For a discussion of the assumptions and methodologies used to value the awards reported in Column (e) and Column (f), please see the discussion of stock awards and option awards contained in Note 12 - “Capital Stock” to Sun’s Consolidated Financial Statements as set forth in our the 2009 Annual Report.  Under general accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards.  The SEC’s disclosure rules previously required that we present stock award and option award information for 2008 and 2007 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year).  However, the recent changes in the SEC’s disclosure rules require that we now present the stock award and option award amounts in the applicable columns of the table above with respect to 2008 and 2007 on a similar basis as the 2009 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest).  Since this requirement differs from the SEC’s past disclosure rules, the amounts reported in the table above for stock award and option awards in 2008 and 2007 differ from the amounts previously reported in our Summary Compensation Table for these years.  As a result, each Named Executive Officer’s total compensation amounts for 2008 and 2007 also differ from the amounts previously reported in our Summary Compensation Table for these years.  For information about the stock awards and option awards granted to our Named Executive Officers for 2009, please see the discussion under “Grants of Plan-Based Awards” below.

(2)
As described in the Compensation Discussion and Analysis section above, each of the Named Executive Officers received an annual incentive bonus for 2009 under the Bonus Plan, the Supplemental Plan and the SunDance Plan, as applicable, in the amount reported in Column (f) of the table above.

(3)
Consists of company paid life insurance premiums of $4,557 and disability insurance premiums of $13,500, as well as a taxable benefit of $1,032 for an employer provided life insurance policy that exceeds $50,000 of coverage.

(4)
Consists of company paid life insurance premiums of $1,519 and disability insurance premiums of $8,291 and a taxable benefit of $552 for an employer provided life insurance policy that exceeds $50,000 of coverage.

(5)
Consists of company paid life insurance premiums of $6,284 and disability insurance premiums of $11,282 and a taxable benefit of $3,048 for an employer provided life insurance policy that exceeds $50,000 of coverage.

(6)
Consists of a company paid life insurance premiums of $4,503 and disability insurance premiums of $8,000, a taxable benefit of $1,584 for an employer provided life insurance policy that exceeds $50,000 of coverage and company paid medical premiums of $18,768.

(7)	Ms. Gwyn was not a Named Executive Officer for 2008 or 2007. Ms. Gwyn first became a Named Executive Officer for 2009.

(8)
Consists of company paid life insurance premiums of $4,685 and disability insurance premiums of $6,767 and a taxable benefit of $1,032 for an employer provided life insurance policy that exceeds $50,000 of coverage.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers for fiscal years 2007, 2008 and 2009.  The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of nonqualified stock options and restricted stock units, and a performance-based annual incentive bonus.  Named Executive Officers also earned the other benefits reported in the “All Other Compensation” column of the Summary Compensation Table, as further described in the footnotes corresponding to each Named Executive Officer’s name in this column.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow.  The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the stock options and stock unit awards granted in 2009, provides information regarding the long-term equity incentives awarded to Named Executive Officers in 2009.  The Outstanding Equity Awards at End of Fiscal 2009 and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Description of Employment Agreements - Salary and Incentive Bonus Payments

     We entered into the Matros Agreement with Mr. Matros in October 2009 as a result of the expiration of the term of his prior employment agreement.  We also are party to the existing employment agreements with Messrs. Mathies, Shaul and Newman.  Certain of the terms of these agreements are briefly described below.  Ms. Gwyn is also a participant in the SunDance Plan.  Provisions of these agreements relating to current salaries, outstanding annual and long-term incentive awards and post-termination of employment benefits are discussed above in the Compensation Discussion and Analysis section and below in other applicable sections of this Proxy Statement.

Richard K. Matros.  The term of the Matros Agreement will end in October 2012, but will automatically extend for additional one-year terms thereafter unless either party provides notice two years prior to the then termination date that the term will not be extended.  Unless earlier terminated, the term of the agreement will in all events expire in October 2019.  The Matros Agreement provides for an annual base salary ($875,000) that is subject to annual merit increases and an incentive bonus pursuant to Sun’s bonus plans for senior executives.  The agreement also provides that Mr. Matros is entitled to participate in Sun’s usual benefit and paid time off programs for its senior executives and to be reimbursed for his business expenses.

L. Bryan Shaul.  The employment agreement with Mr. Shaul, which does not have a specified termination date, provides for an annual base salary (originally $400,000) that is subject to annual merit increases and an incentive bonus pursuant to Sun’s bonus plans for senior executives.  The agreement also provides that Mr. Shaul is entitled to participate in Sun’s usual benefit programs for its senior executives, to accrue not less than 160 hours paid time off per year and to be reimbursed for his business expenses.

William A. Mathies.  The employment agreement with Mr. Mathies, which does not have a specified termination date, provides for an annual base salary (originally $400,000) that is subject to annual merit increases and an incentive bonus pursuant to Sun’s bonus plans for senior executives.  The agreement also provides that Mr. Mathies is entitled to participate in Sun’s usual benefit programs for its senior executives, to accrue not less than 160 hours paid time off per year and to be reimbursed for his business expenses.

Michael Newman.  The employment agreement with Mr. Newman, which does not have a specified termination date, provides for an annual base salary (originally $280,000) that is subject to annual merit increases and an incentive bonus pursuant to Sun’s bonus plans for senior executives.  The agreement also provides that Mr. Newman is entitled to participate in Sun’s usual benefit programs for its senior executives, to accrue not less than 160 hours paid time off per year, to be reimbursed for his business expenses, and to be reimbursed for his health care insurance premiums.

Susan Gwyn. Sun has not entered into an employment agreement with Ms. Gwyn.  The material terms of the amended and restated severance benefit agreement with Ms. Gwyn are described below under the heading, “Potential Payments Upon Termination or Change in Control.”

GRANTS OF PLAN-BASED AWARDS - FISCAL 2009

     The following table sets forth certain information concerning individual grants of equity and non-equity awards made to each of the Named Executive Officers during the year ended December 31, 2009.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			All other stock awards; number of shares of stock or units (#)	All other option awards; Number of securities under-lying options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Thresh- old ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Mr. Matros	3/17/09 (4) 9/23/09 (5) 3/17/09 (4) 3/17/09 (4)	157,500 96,250 - -	831,250 148,750 - -	1,382,500 245,000 - -	- - 55,000 -	- - - 150,000	- - - 9.89	- - 543,950 670,500
Mr. Mathies	3/17/09 (4) 9/23/09 (5) 3/17/09 (4) 3/17/09 (4)	90,000 54,000 - -	480,000 84,000 - -	786,000 138,000 - -	- - 34,000 -	- - - 61,000	- - - 9.89	- - 336,260 272,670
Mr. Shaul	3/17/09 (4) 9/23/09 (5) 3/17/09 (4) 3/17/09 (4)	69,000 41,400 - -	345,000 59,800 - -	602,600 105,800 - -	- - 25,500 -	- - - 17,000	- - - 9.89	- - 252,195 75,990
Mr. Newman	3/17/09 (4) 9/23/09 (5) 3/17/09 (4) 3/17/09 (4)	48,000 28,800 - -	240,000 41,600 - -	419,200 73,600 - -	- - 18,000 -	- - - 12,000	- - - 9.89	- - 178,020 53,640
Ms. Gwyn	3/17/09 (6) 3/17/09 (4) 3/17/09 (4)	35,400 - -	177,000 - -	309,750 - -	- 15,000 -	- - 10,000	- - 9.89	- 148,350 44,700
_________________
(1)
These columns reflect the possible payment amounts under performance-based cash incentive awards granted for 2009 to the Named Executive Officers, as described above under the Compensation Discussion and Analysis section above.  The amounts actually awarded to these executives for 2009 are reported above in the Summary Compensation Table as “Non-Equity Incentive Plan Awards.”  See “2009 Incentive Bonuses” on page 24 above for a discussion on the calculation of bonuses paid.

(2)	All options were granted at an exercise price equal to the fair market value of our common stock on the option grant date.

(3)
The amounts reported in Column (i) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of Sun’s financial statements.  For the assumptions and methodologies used to value the awards reported in Column (i), please see footnote (1) to the Summary Compensation Table above.

(4)	Granted pursuant to our 2004 Equity Incentive Plan.

(5)	Granted pursuant to our 2009 Performance Incentive Plan.

(6)	Granted pursuant to the SunDance Plan.

Description of Plan-Based Awards

Non-Equity Incentive Plan Awards

The material terms of the non-equity incentive plan awards reported in the above table are described in the Compensation Discussion and Analysis section above under the heading, “Annual Incentive Compensation”.

Equity Incentive Plan Awards

Each of the equity-based awards reported in the Grants of Plan-Based Awards table above was granted under, and is subject to, the terms of the Sun Healthcare Group, Inc. 2004 Equity Incentive Plan (the “2004 Plan”).  In 2009, stockholders approved the Sun Healthcare Group, Inc. Performance Incentive Plan (the “2009 Plan”), but all equity-based awards granted to Named Executive Officers in 2009 were made pursuant to the 2004 Plan prior to March 27, 2009, the effective date of the 2009 Plan.  No additional awards will be made pursuant to the 2004 Plan.  The 2004 Plan is administered by the Committee.  The Committee has authority to interpret the plan provisions and make all required determinations under the plans.  This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied.  Unless otherwise provided by the Committee, awards granted under the 2004 Plan are generally only transferable to a beneficiary of a Named Executive Officer upon his or her death.

Under the terms of the 2004 Plan and the award agreements thereunder, each award outstanding under the plan at the time of a change in control of Sun will become fully vested and, in the case of options, exercisable upon the change in control.  Each such award will be subject to the terms of any agreement effecting the change in control.

Options

Each option reported in Column (g) of the Grants of Plan-Based Awards table was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date.  For these purposes, and in accordance with the terms of the 2004 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.  Each option granted to our Named Executive Officers in 2009 is subject to a four-year vesting schedule: 25% of the options vested on March 15, 2010 and an additional 25% of the options will vest on March 15 of each of 2011, 2012 and 2013.  If a Named Executive Officer’s employment terminates due to a termination by us for “good cause” or by the executive without “good reason” (as these terms are defined in the 2004 Plan), the unvested and outstanding portion of the options will immediately terminate.  If the Named Executive Officer’s employment is terminated by us without good cause or by the executive for good reason, the outstanding portion of the option that had not vested as of the date the executive’s employment terminated will immediately vest in full and become exercisable.

Once vested, each option will generally remain exercisable until its normal expiration date.  Each of the options granted to our Named Executive Officers in 2009 has a term of seven years.  However, vested options may terminate earlier in connection with a termination of the officer’s employment or a change in control of Sun.  The options granted to Named Executive Officers during 2009 do not include any dividend rights.

Restricted Stock Units

Each stock award reported in Column (f) of the Grants of Plan-Based Awards table above represents an award of restricted stock units granted to our Named Executive Officers for 2009.  Each restricted stock unit represents a contractual right to receive one share of our common stock.  The units are subject to a four-year vesting schedule; 25% of the units vested on April 15, 2010 and an additional 25% of the units will vest on March 15 of 2011, 2012 and 2013.  If a Named Executive Officer’s employment terminates for any reason, other than death or “disability” (as defined in the 2004 Plan), the unvested stock units will immediately terminate.  Upon an officer’s death or disability, all unvested stock units will immediately vest in full.

The Named Executive Officer does not have the right to vote or dispose of the restricted stock units until they have vested and they are paid in shares of our common stock to the Named Executive Officer but does have the right to receive cash payments (or, in our discretion, to be credited with additional restricted stock units based on value of our common stock on the crediting date) as dividend equivalents based on the amount of dividends (if any) paid by Sun during the term of the award on a number of shares equal to the number of outstanding and unpaid restricted stock units then subject to the award.  Such payments would be made at the same time the related dividends are paid to Sun’s stockholders generally.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2009

     The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2009, including the vesting dates for the portions of these awards that had not vested as of that date.  For purposes of clarity, awards that were not outstanding as of December 31, 2009 but that were recognized for financial reporting purposes for 2009 have also been included in the table below.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Under- lying Unexer- cised Options (#) Exer- cisable	Number of Securities Under- lying Unexer- cised Options (#) Unexer- cisable	Option Exercise Price ($)	Option Expir- ation Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mr. Matros	5/19/04	79,900	--	6.85	5/18/11	--	--
	5/19/05	72,870	--	7.05	5/18/12	--	--
	5/31/06	42,626	14,209(2)	8.21	5/30/13	--	--
	3/15/07	39,008	39,008(3)	12.36	3/14/14	--	--
	3/17/08	50,000	150,000(4)	12.47	3/14/15	--	--
	3/17/09	--	150,000(5)	9.89	3/16/16	--	--
	5/31/06	--	--	--	--	14,208 (2)	130,287
	3/15/07	--	--	--	--	39,008 (3)	357,703
	3/17/08	--	--	--	--	22,500 (4)	206,325
	3/17/09	--	--	--	--	55,000 (6)	504,350
Totals		284,404	353,217			130,716	1,198,665
Mr. Mathies	5/19/04	27,960	--	6.85	5/18/11	--	--
	5/19/05	25,522	--	7.05	5/18/12	--	--
	5/31/06	14,930	4,976 (2)	8.21	5/30/13	--	--
	3/15/07	13,662	13,662 (3)	12.36	3/14/14	--	--
	3/17/08	25,000	75,000 (4)	12.47	3/14/15	--	--
	3/17/09	--	61,000 (5)	9.89	3/16/16	--	--
	5/31/06	--	--	--	--	4,976 (2)	45,630
	3/15/07	--	--	--	--	13,662 (3)	125,281
	3/17/08	--	--	--	--	22,500 (4)	206,325
	3/17/09	--	--	--	--	34,000 (6)	311,780
Totals		107,074	154,638			75,138	689,016

Option Awards						Stock Awards
Name	Grant Date	Number of Securities Under- lying Unexer- cised Options (#) Exer- cisable	Number of Securities Under- lying Unexer- cised Options (#) Unexer- cisable	Option Exercise Price ($)	Option Expir- ation Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mr. Shaul	2/14/05	150,000	--	7.41	2/13/12	--	--
	5/19/05	25,522	--	7.05	5/18/12	--	--
	5/31/06	14,930	4,976 (2)	8.21	5/30/13	--	--
	3/15/07	13,662	13,662 (3)	12.36	3/14/14	--	--
	3/17/08	6,348	19,044 (4)	12.47	3/14/15	--	--
	3/17/09	--	17,000 (5)	9.89	3/16/16	--	--
	5/31/06	--	--	--	--	4,976 (2)	45,630
	3/15/07	--	--	--	--	13,662 (3)	125,281
	3/17/08	--	--	--	--	19,044 (4)	174,633
	3/17/09	--	--	--	--	25,500 (6)	233,835
Totals		210,462	54,682			63,182	579,379
Mr. Newman	5/19/05	23,522	--	7.05	5/18/12	--	--
	5/31/06	14,930	4,976 (2)	8.21	5/30/13	--	--
	3/15/07	13,662	13,662 (3)	12.36	3/14/14	--	--
	3/17/08	6,348	19,044 (4)	12.47	3/14/15	--	--
	3/17/09	--	12,000 (5)	9.89	3/16/16	--	--
	5/31/06	--	--	--	--	4,976 (2)	45,630
	3/15/07	--	--	--	--	13,662 (3)	125,281
	3/17/08	--	--	--	--	19,044 (4)	174,633
	3/17/09	--	--	--	--	18,000 (6)	165,060
Totals		58,462	49,682			55,682	510,604
Ms. Gwyn	4/30/07	5,008	5,008 (7)	12.54	4/29/14	--	--
	3/17/08	2,266	6,798 (4)	12.47	3/14/15	--	--
	3/17/09	--	10,000 (5)	9.89	3/16/16	--	--
	4/30/07	--	--	--	--	5,008 (7)	45,923
	3/17/08	--	--	--	--	6,798 (4)	62,338
	3/17/09	--	--	--	--	15,000 (6)	137,550
Totals		7,274	21,806			26,806	245,811
__________________
(1)	The dollar amounts shown in Column (j) are determined by multiplying the number of shares or units reported in Column (i) by $9.17 (the closing price of our common stock on December 31, 2009).

(2)	The unvested portion of this award is scheduled to vest on May 31, 2010.

(3)	An unvested portion of this award vested on March 15, 2010; the remaining unvested portion is scheduled to vest on March 15, 2011.

(4)	An unvested portion of this award vested on March 15, 2010; the remaining unvested portions are scheduled to vest in two installments on March 15, 2011 and 2012.

(5)	An unvested portion of this award vested on March 17, 2010; the remaining unvested portions are scheduled to vest in three installments on March 17, 2011, 2012 and 2013.

(6)	An unvested portion of this award vested on April 17, 2010; the remaining unvested portions are scheduled to vest in three installments on March 17, 2011, 2012 and 2013.

(7)	The remaining unvested portions of this award are scheduled to vest in two installments on April 30, 2010 and 2011.

OPTION EXERCISES AND STOCK VESTED – FISCAL 2009

     The following table provides information concerning shares of common stock acquired upon the vesting of stock awards during the year ended December 31, 2009 by each of the Named Executive Officers.   None of the Named Executive Officers exercised options during the year ended December 31, 2009.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)
Mr. Matros	49,020	452,703
Mr. Mathies	32,522	300,297
Mr. Shaul	25,890(3)	250,096(3)
Mr. Newman	20,890	189,646
Ms. Gwyn	4,770	40,767
__________________
(1)
The number of shares shown is the number of shares for which the options were exercised or stock awards that vested, as applicable, and does not reflect actual shares issued if shares were withheld to pay taxes arising at the time of such exercise or vesting.

(2)	The dollar amounts in this column are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

(3)	Mr. Shaul has deferred the receipt of 7,734 of these shares (with a value of $85,849 on the date of vesting) to the date of his termination of employment with us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with Sun and/or a change in control of Sun.  These benefits are provided under the Named Executive Officers’ employment agreements, which are described above under the heading, “Description of Employment Agreements - Salary and Incentive Bonus Payments” or, in the case of Ms. Gwyn, her severance benefit agreement.  In each case, payment of the severance and other benefits described below is contingent on the executive’s execution of a release of claims in favor of Sun on termination of his or her employment.  In addition to the benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of Sun under the terms of our 2004 Plan as noted under the heading, “Grants of Plan-Based Awards – Fiscal 2009” above.

Severance Benefits - Termination of Employment.  In the event the Named Executive Officer’s employment is terminated by Sun without “good cause” or by the executive for “good reason” (as those terms are defined in the executive’s employment agreement or, in the case of Ms. Gwyn, her severance benefit agreement), the executive will be entitled to a lump sum cash severance payment equal to the executive’s annual base salary then in effect multiplied by a severance multiplier.  In the case of Mr. Matros, the severance multiplier is 2.25; in the case of Messrs. Shaul and Mathies, the severance multiplier is two; and in the case of Mr. Newman and Ms. Gwyn, the severance multiplier is one.  The executive and his or her family members will also be entitled to continued coverage under Sun’s health plans for one year (or, in the case of Mr. Matros, 18 months) following the date of termination (subject to earlier termination if the executive becomes eligible to be covered under another employer’s health plan).  In addition, the executives (other than Ms. Gwyn) will be entitled to a prorated bonus payment for the year in which the termination occurs.  For Messrs. Matros, Shaul and Newman, the bonus will be equal to the executive’s bonus for the year of termination, prorated for the period the executive is employed with

Sun; for Mr.  Mathies, the bonus will be equal to the executive’s bonus for the year of termination based on his actual performance for the year as if his employment had continued through the end of the year.

Severance Benefits - Termination of Employment in Connection with Change in Control.  In the event employment of a Named Executive Officer, other than Ms. Gwyn, is terminated by Sun without good cause or by the executive for good reason within 24 months following a change in control of Sun (as defined in the applicable employment agreement) or, in the case of Mr. Matros and Mr. Mathies, a termination by Sun without good cause in the six-month period preceding a change in control, the Named Executive Officers will be entitled to the severance benefits described above except that the cash severance multiplier will be three in the case of Mr. Mathies and two in the case of Mr. Newman and except as set forth below with respect to Mr. Matros.  The severance multiplier would still be two for Mr. Shaul under these circumstances.  With respect to Mr. Matros, the Matros Agreement provides that he will be entitled to a lump sum cash severance payment equal to the sum of his annual base salary then in effect plus his target bonus for the year of termination, multiplied by a severance multiplier of two.  Mr. Matros will also be entitled to a prorated portion of his target bonus for the year, determined by assuming that Sun achieves 100% of the applicable performance target for the year, and his health plan continuation benefits described above will be for a period of two years.  Ms. Gwyn has no additional severance benefits upon a change of control.  As discussed above in the Compensation Discussion and Analysis section under the heading, “Severance Benefits”, for the Named Executive Officers other than Mr. Matros and Ms. Gwyn, in the event that the Named Executive Officer’s benefits received in connection with a change in control are subject to the excise tax imposed under Section 280G, Sun will make an additional payment to the officer so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due (a “gross-up payment”).

Severance Benefits - Death or Disability.  In the event the Named Executive Officer’s employment with Sun terminates due to the executive’s death or disability, the executive (other than Ms. Gwyn) would be entitled to a prorated bonus for the year in which the termination occurs.

      Restrictive Covenants.  The employment agreements and Ms. Gwyn’s severance benefit agreement include the executive’s agreement that he or she will not disclose any confidential information of Sun at any time during or after employment with Sun.  In addition, the Named Executive Officers have each agreed that, for a period of two years (or, in the case of Mr. Mathies and Ms. Gwyn, one year) following a termination of employment with Sun, he or she will not solicit Sun’s employees or customers or materially interfere with any of Sun’s business relationships.  Each agreement also includes, or otherwise provides for, mutual non-disparagement covenants by the Named Executive Officer and Sun.

     The following table provides information concerning the potential severance payments that would be made to the Named Executive Officers upon an involuntary termination of their employment with us.  As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control of Sun) occurred on December 31, 2009.  (In each case, if the Named Executive Officer’s employment with Sun terminated on December 31, 2009, the full amount of his or her bonus for the 2009 fiscal year would be paid, so the pro-rata bonus provisions would not apply.)

Name	Involuntary Termination of Employment				Involuntary Termination of Employment in Connection with a Change in Control
	Cash Severance ($)(1)	Equity Acceleration Value ($)(2)	Health Benefits ($)	Total ($)	Cash Severance ($)(1)	Equity Acceleration Value ($)(2)(3)	Health Benefits ($)	Total ($)(4)
Mr. Matros	2,015,264	13,640	23,909	2,052,813	4,095,465	1,212,306	31,878	5,339,649
Mr. Mathies	1,199,994	4,777	15,746	1,220,517	1,799,991	693,792	15,746	2,509,529
Mr. Shaul	902,308	4,777	13,410	920,495	902,308	584,156	13,410	1,499,874
Mr. Newman	320,008	4,777	--	324,785	640,016	515,381	--	1,155,397
Ms. Gwyn	293,872	--	7,564	301,436	293,872	245,811	7,564	547,247

__________________
(1)
Includes a multiple of the Named Executive Officer’s base salary as in effect on December 31, 2009 and a bonus payment as calculated above under the heading, “Severance Benefits - Termination of Employment”.

(2)	Based upon the closing price of our common stock ($9.17) on December 31, 2009.

(3)
In the event of a change of control, the Named Executive Officers would generally recognize their equity acceleration values under the terms of Sun’s equity plans regardless of whether their employment is terminated.

(4)
We estimate that no gross-up payments would be owing to the Named Executive Officers under these circumstances.  However, in determining whether any gross-up payment would be owing to a Named Executive Officer as a result of the excise tax imposed under Section 280G, we assumed that the Named Executive Officers’ outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control.  The value of this acceleration (and thus the amount of the additional payment) would be slightly higher if the accelerated awards were assumed by the acquiring company rather than terminated upon the transaction.

DIRECTOR COMPENSATION – FISCAL 2009

     The following table presents information regarding the compensation paid for 2009 to members of our Board of Directors who are not also our employees (“Non-Employee Directors”).  The compensation paid to Mr. Matros, who is also one of our employees, is presented above in the Summary Compensation Table and the related tables.  Mr. Matros is not entitled to receive additional compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1)(2)(3) (c)	Total ($) (d)
Gregory S. Anderson	73,500	99,998	173,498
Tony M. Astorga	65,500	99,998	165,498
Christian K. Bement	78,750	99,998	178,748
Michael J. Foster	56,000	99,998	155,998
Barbara B. Kennelly	57,500(4)	99,998	157,498
Steven M. Looney	63,000	99,998	162,998
Milton J. Walters	79,000	99,998	178,998
____________
(1)
The amounts reported in Column (c) reflect the aggregate fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of Sun’s financial statements.  No stock awards or option awards granted to Non-Employee Directors were forfeited during 2009.  No stock options were granted to the Non-Employee Directors during 2009.  For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 12 – “Capital Stock” to Sun’s Consolidated Financial Statements as set forth in the 2009 Annual Report incorporated herein by reference, a copy of which was delivered together with this Proxy Statement.

(2)	The number of outstanding and unexercised options and the number of unvested stock units held by each of our Non-Employee Directors as of December 31, 2009 are shown below:

Director	Number of Shares Subject to Outstanding Options as of 12/31/09		Number of Unvested Restricted Stock Units as of 12/31/09
	Exercisable	Unexercisable
Gregory S. Anderson	32,513	5,511	9,289
Tony M. Astorga	22,513	5,511	8,039
Christian K. Bement	22,513	5,511	8,039
Michael J. Foster	15,163	5,511	8,039
Barbara B. Kennelly	15,163	5,511	8,039
Steven M. Looney	22,513	5,511	8,039
Milton J. Walters	32,513	5,511	9,289

(3)	Each director received a grant of 10,111 restricted stock unit awards on March 18, 2009 with a grant date fair value of $99,998.

(4)
Ms. Kennelly elected to receive stock units in lieu of 50% of her quarterly fees during 2009.  Accordingly, Ms. Kennelly received 518 units, 518 units, 506 units and 477 units on March 31, June 30, September 30, December 31, 2009, respectively, for those quarters.  However, her fees are reported as though they had been paid in cash and not converted to units.

     Director Compensation.  Each Non-Employee Director was entitled to receive the following as cash compensation in 2009:  (1) an annual fee of $35,000, payable in four equal quarterly installments, (2) $1,750 for each Board of Directors or Committee meeting attended in person, (3) for each additional Committee meeting attended in person on the same date, $1,500 for Audit or Compliance Committee meetings, and $1,000 for Compensation or Nominating and Governance Committee meetings, and (4) $1,000 for any Board or Committee meetings attended by telephone.  Each Chairperson of a Committee of the Board of Directors is entitled to receive an additional annual fee, payable in four equal quarterly installments, as follows:  $8,000 for Audit, $6,000 for Compliance, and $5,000 for each of Compensation, Nominating or Executive.

     The directors have the right to elect to receive their annual fees and chairperson fees in the form of restricted stock units in lieu of cash, which units would be issued as of the last day of the quarter in which the fees relate and the units would be valued as of the award date.  In addition, each of the Non-Employee Directors is entitled to receive an annual award of restricted stock units valued at $100,000 on the date of the award.  Each of these awards (1) vests monthly over one year, (2) is not distributable as shares of our common stock until the earlier of the directors having attained five years of service on the Board of Directors or the director’s separation from service from the board, and (3) any unvested restricted stock units shall accelerate and vest in full on the occurrence of a change in control or the Non-Employee Director’s death or disability.

     Each of our Non-Employee Directors is reimbursed for out-of-pocket expenses for attendance at Board and committee meetings.

EQUITY COMPENSATION PLAN INFORMATION

     The Company currently maintains three equity compensation plans: the 2009 Plan, the 2004 Plan and the 2002 Non-Employee Director Equity Incentive Plan (the “Director Plan”). These plans have each been approved by the stockholders of the Company.

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2009.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	2,822,572(1)	$10.05(2)	4,129,184(3)
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	2,822,572	$10.05	4,129,184

(1)
Of these shares, 480,236 were subject to options then outstanding under the 2009 Plan, 1,809,432 were subject to options then outstanding under the 2004 Plan, 512,904 were subject to restricted stock units then outstanding under the 2004 Plan, and 20,000 were subject to options then outstanding under the Director Plan.  Sun’s authority to grant new awards under the 2004 Plan terminated in 2009 and Sun’s authority to grant new awards under the Director Plan terminated in 2004.

(2)	This weighted-average exercise price does not reflect the 512,904 shares that will be issued upon the payment of outstanding restricted stock units.

(3)	All of these shares were available under the 2009 Plan and may be used for any type of award authorized under the 2009 Plan, including stock options, stock units, restricted stock and stock bonuses.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Sun’s Corporate Governance Guidelines require each director to disclose to the Board any financial interest or personal interest that he or she has in any contract or transaction in which Sun or any of its subsidiaries is or proposes to be a party or has or may have an interest.  After such disclosure and responding to any questions the Board may have, the interested director will act as recommended by the Board and, if the contract or transaction is to be voted on by the Board, the director will abstain from voting on the matter.  The officers of Sun are subject to the Conflicts of Interest Policy set forth in Sun’s Human Resources Policy and Procedure Manual, which requires that actual or perceived conflicts of interest involving an employee or a family member of the employee be brought to the attention of an employee’s immediate supervisor.  The supervisor would then consider, in consultation with management and legal counsel as appropriate, whether to approve the transaction. In addition, the Chief Executive Officer and the financial officers of Sun are subject to a Financial Code of Ethics which requires potential conflicts of interest to be reported to the employee’s immediate supervisor or to the Audit Committee.

     Pursuant to Sun’s Governance Guidelines and Financial Code of Ethics, Richard K. Matros, our Chief Executive Officer and Chairman of the Board, advised the Board, the Audit Committee and the Nominating and Governance Committee that he had been appointed as a member of the Advisory Committee of Aviv Asset Management, LLC (“Landlord”) in December 2008. The Company leases 10 centers from Landlord and made aggregate lease payments of $4.0 million to Landlord in fiscal 2009. The leases expire in 2016, and have renewal options that could extend the leases to between 2021 and 2031.  Mr. Matros also stated that he will not participate in any discussions or decisions regarding our matters with Landlord and that he has no ownership interest in Landlord.  The Committees and the Board did not consider Mr. Matros’ participation on the Landlord’s Advisory Committee to be a conflict of interest.

OTHER MATTERS

Additional Proposals for the 2010 Annual Meeting

     As of the date of this Proxy Statement, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof and is voted upon, the persons named in the accompanying proxies will have discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment, and it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Board of Directors.

Annual Report To Stockholders

          For stockholders who have requested a printed copy of the proxy materials, Sun is delivering one 2009 Annual Report and one Proxy Statement to each stockholder.  A copy of such Proxy Statement and Annual Report, as filed with the SEC, may be obtained without charge on Sun’s website at www.sunh.com. In addition, we will provide, without charge, a copy of our 2009 Annual Report (including the financial statements and the financial statement schedules) to any stockholder of record or beneficial owner of our common stock.  Requests can be made by writing to Investor Relations:  Sun Healthcare Group, Inc., 101 Sun Avenue, N.E., Albuquerque, New Mexico 87109, or by telephone request to (505) 468-2341.  Stockholders sharing an address can contact Sun at the above address and telephone number to request receiving multiple copies of the 2009 Annual Report and Proxy Statement or, if they currently are receiving multiple copies of Annual Reports or Proxy Statements, to request receiving only a single copy of the Annual Report or Proxy Statement. If a broker, bank or other nominee holds your shares of common stock, please contact your broker, bank or nominee directly if you have questions or require additional copies of this Proxy Statement or the 2009 Annual Report.

Stockholder Proposals and Nominations

     Sun anticipates holding its 2011 Annual Meeting of Stockholders in June 2011.  Any proposal of a stockholder submitted pursuant to Rule 14a-8 of the Exchange Act that is intended to be presented at that meeting must be received by the Secretary of Sun on or before December 31, 2010 in order for such proposal to be considered for inclusion in Sun’s proxy statement and form of proxy for such meeting.

     In addition, under Sun’s Bylaws, stockholders desiring to nominate persons for election as directors or to bring proposals before the stockholders at the 2011 Annual Meeting (including from the floor if the stockholder did not comply with the deadline above for inclusion of proposals in Sun’s proxy materials) must notify the Secretary of Sun in writing no earlier than February 17, 2011 and no later than March 19, 2011.  Such notices must contain the specific information set forth in Section 1.12 of the Bylaws.

     Nominations and stockholder proposals, as well as requests for a copy of Sun’s Bylaws (which will be furnished to any stockholder without charge upon written request), should be directed to Michael T. Berg, Secretary, 18831 Von Karman, Suite 400, Irvine, California 92612.

By Order of the Board of Directors

/s/ Michael T. Berg

Michael T. Berg
Secretary

April 23, 2010

SUN HEALTHCARE GROUP, INC. ATTN: MIKE BERG 101 SUN AVENUE, N.E. ALBUQUERQUE, NM 87109
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following proposal(s):

1. Election of Directors	For	Against	Abstain

1 Gregory S. Anderson	□	□	□

2 Tony M. Astorga	□	□	□

3. Christian K. Bement	□	□	□	NOTE: Such other business as may properly come
before the meeting or any adjournment thereof.
4. Michael J. Foster	□	□	□

5. Barbara B. Kennelly	□	□	□

6 Steven M. Looney	□	□	□

7 Richard K. Matros	□	□	□

8 Milton J. Walters	□	□	□

The Board of Directors recommends you vote FOR the following proposal(s):

2 To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010.	For □	Against □	Abstain □

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

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SUN HEALTHCARE GROUP, INC. This proxy is solicited by shareholders
Annual meeting of the board of directors 6/17/2010 09:00 AM

The shareholder(s) hereby appoint(s) Richard K. Matros and L. Bryan Shaul, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SUN HEALTHCARE GROUP, INC.
that the shareholder(s) is/are entitled to vote at the Annual meeting of shareholder(s) to be held at 09:00 am, PDT on 6/17/2010, at its executive offices at 18831 Von Karman, Suite 400, Irvine, California 92612 and
any adjournment or postponement thereof.

Continued and to be signed on reverse side